Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

HUB GROUP, INC.,

CASCADE MERGER SUB, INC.,

CASESTACK, INC.

and

FORTIS ADVISORS LLC,
as the Securityholders’ Representative (for the limited purposes described herein)

November 2, 2018

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i

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5.16	Compliance with Laws; Permits	53
5.17	No Brokers	53
5.18	Related Party Transactions	53
5.19	Required Vote	54
5.20	Customers and Vendors	54
5.21	Bank Accounts	54
5.22	No Illegal Payments	54
5.23	Disclaimer of Other Representations and Warranties	55

Article VI
	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	55
6.1	Organization	55
6.2	Authority	56
6.3	No Conflict	56
6.4	Financing	57
6.5	Litigation	57
6.6	No Prior Activities	57
6.7	Inspection; No Other Representations	57

Article VII
	CONDUCT OF BUSINESS PENDING THE MERGER	58
7.1	Conduct of Business Prior to Closing	58
7.2	Delivery of Monthly Financial Statements	60
7.3	SupplyPike Agreements	61

Article VIII
	ADDITIONAL AGREEMENTS	61
8.1	Shareholders Consent; Information Statement	61
8.2	Parachute Payments	61
8.3	Access to Information	61
8.4	Confidentiality	62
8.5	Regulatory and Other Authorizations; Consents	62
8.6	Press Releases	64
8.7	Officers’ and Directors’ Indemnification	64
8.8	Books and Records	65
8.9	Tax Matters	66
8.10	Further Action	68
8.11	No Solicitation	68
8.12	R&W Insurance Policy	69
8.13	Closing Bonuses	69

Article IX
	CONDITIONS TO THE MERGER	69
9.1	Conditions to the Obligations of Each Party to Effect the Merger	69
9.2	Additional Conditions to Obligations of Parent and Merger Sub	70
9.3	Additional Conditions to Obligations of the Company	73

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Article X
	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	74
10.1	Survival.	74
10.2	Securityholder Indemnification	75
10.3	Claims for Indemnification.	78
10.4	Third Party Claims.	79
10.5	Payment of Indemnifiable Losses.	80
10.6	Release of Indemnification Escrow Funds.	81
10.7	Remedies Exclusive	82
10.8	Set-Off.	82
10.9	Treatment of Indemnity Payments.	83

Article XI
	TERMINATION	83
11.1	Termination	83
11.2	Effect of Termination	84

Article XII
	SECURITYHOLDERS’ REPRESENTATIVE	84
12.1	Appointment	84
12.2	Authorization	85
12.3	Agency	85
12.4	Indemnification of Securityholders’ Representative; Limitations of Liability	85
12.5	Access to Information	86
12.6	Reasonable Reliance	86
12.7	Orders	87
12.8	Removal of Securityholders’ Representative; Authority of Securityholders’ Representative	87
12.9	Expenses of the Securityholders’ Representative	88
12.10	Irrevocable Appointment	88

Article XIII
	GENERAL PROVISIONS	88
13.1	Notices	88
13.2	Disclosure Schedules	90
13.3	Assignment.	90
13.4	Severability	90
13.5	Interpretation	90
13.6	Fees and Expenses	91
13.7	Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER	91
13.8	Amendment	92
13.9	Extension; Waiver	92
13.10	No Agreement Until Executed	93
13.11	Conflicts and Privilege	93
13.12	Mutual Drafting	93
13.13	Specific Performance	93
13.14	Entire Agreement; Binding Effect	94

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2018, by and among Hub Group, Inc., a Delaware corporation (“Parent”), Cascade Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), CaseStack, Inc., a California corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, acting solely in its capacity as the representative of the securityholders of the Company and only for the express purposes provided herein and for no other purpose (the “Securityholders’ Representative”).

WHEREAS, Parent, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the California Corporations Code, as amended (the “CCC”);

WHEREAS, each of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Merger Sub has approved this Agreement, the Merger and the other Contemplated Transactions and determined that this Agreement and the Merger are advisable and in the best interest of the Company and its Shareholders and Merger Sub and its sole stockholder, respectively;

WHEREAS, Parent and Merger Sub have obtained all required corporate approvals to enter into this Agreement and consummate the Merger and the other Contemplated Transactions;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) each of the Securityholders set forth on the Restricted Institutional Securityholders Schedule attached hereto is entering into a Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit A (each an “Institutional Securityholder RCA”) and (ii) each of the Securityholders set forth on the Restricted Management Securityholders Schedule attached hereto is entering into a Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit B (each a “Management Securityholder RCA”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Major Securityholders is entering into a Joinder Agreement in substantially the form attached hereto as Exhibit C (a “Joinder Agreement”).

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Article I
DEFINITIONS

1.1Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“280G Approval” has the meaning set forth in Section 8.2.

“401(k) Plan” has the meaning set forth in Section 5.8(b).

“Accounting Referee” has the meaning set forth in Section 3.5(c).

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (a) any acquisition or purchase of more than ten percent (10%) of the outstanding shares of Capital Stock or all or substantially all or a material portion of the assets of the Company; (b) any merger, consolidation or other business combination to which the Company is a party; or (c) any recapitalization, reorganization, liquidation or any other similar extraordinary business transaction involving the Company.

“Actual Fraud” means common law fraud with a specific intent to deceive based on a representation contained in this Agreement.

“Advisory Group” has the meaning set forth in Section 12.4.

“Affiliate” of any Person means (a) with respect to any Person that is an individual, (i) the members of the Immediate Family of the individual and (ii) any entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) with respect to any Person other than an individual, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.  For the avoidance of doubt, the “Affiliates” of any trust shall include the beneficiaries, the trustees and the grantor of such trust.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other similar group recognized by applicable laws relating to Taxes.

“Aggregate Cap” has the meaning set forth in Section 10.2(e).

“Aggregate Exercise Price” means the sum of the aggregate exercise prices of all In the Money Vested Options, in each case, that are outstanding and unexercised as of immediately prior to the Effective Time (after giving effect to any acceleration occurring at or prior to the Effective Time).

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“Aggregate Merger Consideration” means an amount equal to: (a) the sum of (i) the Purchase Price, plus (ii) the Estimated Cash, plus (iii) the amount, if any, by which Estimated Net Working Capital is greater than the Target Net Working Capital; minus (b) the sum of (i) the Estimated Indebtedness, plus (ii) the Estimated Unpaid Transaction Expenses, plus (iii) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Merger” has the meaning set forth in Section 2.2.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, restated or modified to date.

“Base Balance Sheet” has the meaning set forth in Section 5.4(a)(iii).

“Benefit Plans” has the meaning set forth in Section 5.8(a).

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in Los Angeles, California or Chicago, Illinois are authorized or required by applicable law to be closed.

“Bylaws” means the Bylaws of the Company, as amended, restated or modified to date.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Carveout Matters” has the meaning set forth in Section 10.1.

“Cash and Cash Equivalents” means all unrestricted cash and cash equivalents of the Company less outstanding checks and bank overdrafts of the Company, as of the Determination Time, determined in accordance with GAAP consistently applied in accordance with the Base Balance Sheet (to the extent consistent with GAAP).  For purposes hereof, unrestricted cash and cash equivalents shall exclude any (a) cash and cash equivalents collateralizing any letters of credit or credit card accounts or any other obligation or liability (other than any cash and cash equivalents collateralizing letters of credit or credit card sublimits set forth on Schedule 1.1), (b) cash and cash equivalents held as security deposits for any Leased Real Property or otherwise, (c) cash and cash equivalents in reserve or escrow accounts or (d) cash and cash equivalents subject to a lockbox, dominion,  control or similar contract (it being understood that, for the avoidance of doubt, any such cash and cash equivalents will not reduce the Company’s applicable accounts receivable until actually released into an unrestricted account of the Company and only to the extent in accordance with GAAP consistently applied in accordance with the Base Balance Sheet (to the extent consistent with GAAP)).  The calculation of Cash and Cash Equivalents shall be reduced by the payment of any Cash and Cash Equivalents to any third party outside the Ordinary Course of Business, including to the extent such Cash and Cash Equivalents are used to pay any distributions to securityholders of the Company or repurchase any securities of the Company, between the Determination Time and the Closing; provided, that the payment of any current liability included in the calculation of the Estimated Net Working Capital or the Net Working Capital shall not be deemed to be outside the Ordinary Course of Business.

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“CCC” has the meaning set forth in the Recitals.

“Charter Documents” means the articles of incorporation, certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing documents of an entity, in each case as amended, restated or modified to date.

“Chosen Courts” has the meaning set forth in Section 13.7.

“Claim Notice” has the meaning set forth in Section 10.3(b).

“Claims Period” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Certificate” has the meaning set forth in Section 9.2(c).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 3.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current or former officer or other employee of the Company and any current or former independent contractor, consultant or director of the Company.

“Company Board” has the meaning set forth in the Recitals.

“Company Contract” means any contract to which the Company is a party or by which it or any of its assets or properties is legally bound as of the applicable time.

“Company Data” has the meaning set forth in Section 5.12(n).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to (i) have a material adverse effect on the financial condition, assets, business, liabilities or results of operations of the Company, taken as a whole, or (ii) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement and the other Transaction Documents or consummate the Contemplated Transactions; provided, however, that no result, occurrence, fact, change, event or effect to the extent resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Company Material

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Adverse Effect:  (a) any changes in (i) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (ii) political conditions generally of the United States or any other country or jurisdiction in which the Company operates; (b) the negotiation, execution, announcement or consummation of the Contemplated Transactions in accordance with the terms hereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (c) any pandemic, hurricane, tornado, flood, earthquake or other natural disaster; (d) any changes or prospective changes in GAAP or in any laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body generally applicable to the Company or in the interpretation thereof; (e) the taking of any action consented to in writing by Parent; (f) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (g) the public announcement or pendency of the Contemplated Transactions in accordance with the terms hereof; or (h) any failure by the Company to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); except, in the cases of clauses (a), (c), (d) and (f) to the extent such changes have had or are reasonably expected to have a disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Stock Plan or otherwise.

“Company Permits” has the meaning set forth in Section 5.16(b).

“Company Privacy Policy” means each former and current privacy policy of the Company, including any policy of the Company relating to: (i) the privacy of users of the Company Web Site or Company Software; (ii) the collection, storage, disclosure, and transfer of any Personal Data; or (iii) any employee information.

“Company Products” means all products and services currently or formerly made commercially available, distributed, sold or licensed out by or on behalf of the Company.

“Company Registered Intellectual Property” has the meaning set forth in Section 5.12(a).

“Company Share” means a share of Capital Stock that is issued and outstanding as of immediately prior to the Effective Time.

“Company Software” means any computer software, databases, firmware, data files and algorithms, source and object codes, development tools, application programming interfaces, user interfaces, manuals, programmers’ notes, architecture and other specifications and documentation related thereto or associated therewith, and any derivative works, foreign language versions, bug fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, owned, used or held for use by the Company.

“Company System” means any information technology or computer system owned or operated by or on behalf of the Company  (including software, hardware, equipment, databases,

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and telecommunications infrastructure) for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information, in each case that are used or held for use in or necessary for the conduct of the business of the Company (including any Company Web Site).

“Company Transaction Expenses” means: (a) all legal, financial advisory, investment banking, accounting and other similar fees and expenses incurred by the Company prior to or at the Closing in connection with the negotiation and preparation of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions; (b) all bonus, severance and other compensation for employment or services that becomes payable to a Company Associate or to any other Person by the Company as a result of the consummation of the Merger or the other Contemplated Transactions pursuant to any Company Contract entered into by the Company prior to the Closing or as a result of any other obligation binding on the Company prior to the Closing; (c) fifty percent (50%) of the premiums and fees charged by the insurer of the Tail Insurance Policy in respect thereof; (d) fifty percent (50%) of the premium and fees charged by the insurer of the R&W Insurance Policy in respect thereof; (e) fifty percent (50%) of the fees, costs and expenses charged by the Escrow Agent and the Paying Agent in respect of the Escrow Agreement and the Paying Agent Agreement, respectively; (f) fifty percent (50%) of the filing and related fees payable to any Governmental Body under the HSR Act with respect to the Contemplated Transactions; (g) the employer portion of Taxes payable in connection with the payments contemplated by clause (b) and clause (i) of this definition or payable in connection with any consideration paid or payable to the Optionholders in respect of Company Options in connection with the Merger; (h) all fees, costs and expenses incurred by the Company in connection with the exercise of a Shareholder’s rights under the Dissenters’ Rights Provisions; and (i) the aggregate amount of bonuses set forth on the Closing Bonuses Schedule attached hereto (collectively, the “Closing Bonuses”); provided, however, that Company Transaction Expenses shall exclude any and all consideration paid or payable by or on behalf of Parent to the Shareholders or Optionholders in respect of Company Shares or Company Options in connection with the Merger.

“Company Web Site” means any public or private website, web page, mobile application or other internet property owned, maintained, or operated at any time by or on behalf of the Company, including the website at ww2.casestack.com.

“Confidentiality Agreement” has the meaning set forth in Section 8.4.

“Consideration Spreadsheet” has the meaning set forth in Section 9.2(i).

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the other Transaction Documents.

“D&O Indemnified Parties” has the meaning set forth in Section 8.7(a).

“Determination Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Disclosure Schedules” has the meaning set forth in Article V.

“Disputed Item” has the meaning set forth in Section 3.5(c).

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“Dissenters’ Rights Provisions” has the meaning set forth in Section 4.2(a).

“Dissenting Shares” has the meaning set forth in Section 4.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” has the meaning set forth in Section 3.3.

“Environment” means the environment, including soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Laws” means all laws relating to pollution or the protection of the Environment or worker health and safety, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local laws.

“ERISA” has the meaning set forth in Section 5.8(a).

“ERISA Affiliate” means each entity considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” has the meaning set forth in Section 3.7(a).

“Escrow Agreement” has the meaning set forth in Section 3.7(a).

“Escrow Amount” means an amount equal to (a) the Indemnification Escrow Amount plus (b) the Purchase Price Adjustment Escrow Amount.

“Escrow Cap” has the meaning set forth in Section 10.2(c)(i).

“Escrow Contribution Amount” means, with respect to (a) each Company Share (other than any Dissenting Share or any Excluded Share and after taking into account any exercise or deemed exercise of Company Options at or prior to the Effective Time), and (b) each In the Money Vested Option, the product obtained by multiplying: (i) the Escrow Amount; by (ii) the Specified Fraction with respect to such Company Share or In the Money Vested Option.

“Escrow Funds” means (a) the Indemnification Escrow Funds plus (b) the Purchase Price Adjustment Escrow Funds.

“Estimated Cash” has the meaning set forth in Section 3.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 3.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.5(a).

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“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 3.5(a).

“Excluded Share” has the meaning set forth in Section 3.1(a).

“Expense Fund Contribution Amount” means, with respect to (a) each Company Share (other than any Dissenting Share or any Excluded Share and after taking into account any exercise or deemed exercise of Company Options at or prior to the Effective Time) and (b) each In the Money Vested Option, the product obtained by multiplying: (i) the Securityholders’ Representative Expense Amount; by (ii) the Specified Fraction with respect to such Company Share or In the Money Vested Option.

“Final Aggregate Merger Consideration” has the meaning set forth in Section 3.5(e)(i).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (c) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Fully Diluted Shares” means the total number of shares of Capital Stock outstanding as of immediately prior to the Effective Time, assuming the conversion of all shares of Preferred Stock into Common Stock and the full cash exercise of all In the Money Vested Options (and the conversion of the shares of Preferred Stock issued upon exercise thereof into Common Stock) and after taking into account any other exercise or deemed exercise of Company Options and any conversion or deemed conversion of any shares of Preferred Stock at or prior to the Effective Time; provided, however, that Fully Diluted Shares shall not include any Excluded Shares.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Goodwin” has the meaning set forth in Section 13.11.

“Governmental Body” has the meaning set forth in Section 5.3(b).

“Hazardous Material” means any pollutant, contaminant, toxic substance, hazardous or toxic waste, hazardous or toxic materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed or regulated under, any Environmental Law.

“Health Plan” has the meaning set forth in Section 5.8(f).

“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“Highest In the Money Exercise Price” means the highest per share exercise price at which the Per Share Merger Consideration would exceed such highest per share exercise price assuming that (a) all Vested Company Options (i) with a per share exercise price equal to or less than such

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highest per share exercise price are included in the Fully Diluted Shares and (ii) with a per share exercise price greater than such highest per share exercise price are excluded from the Fully Diluted Shares and (b) the sum of the exercise prices of all Vested Company Options (i) with a per share exercise price equal to or less than such highest per share exercise price were included in the Aggregate Exercise Price and (ii) with a per share exercise price greater than such highest per share exercise price were excluded from the Aggregate Exercise Price.

“HSR Act” has the meaning set forth in Section 5.3(b).

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“In the Money Unvested Option” means any Company Option that is not a Vested Company Option and that has an exercise price in respect of a share of Common Stock subject to such Company Option that is less than the Highest In the Money Exercise Price (for this purpose treating all such Company Options as though they were In the Money Vested Options).

“In the Money Vested Option” means any Vested Company Option that has an exercise price in respect of a share of Common Stock subject to such Vested Company Option that is less than the Highest In the Money Exercise Price.

“Indebtedness” means, without duplication, as of immediately prior to the Closing and with respect to the Company: (a) any indebtedness or other liabilities for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto; (b) any indebtedness or other liabilities evidenced by a note, bond, debenture or other similar security and accrued but unpaid interest, premiums and penalties relating thereto; (c) any obligations or other liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (d) any liabilities under any lease that has been or should be accounted for as a capital lease in accordance with GAAP; (e) any liabilities to pay the deferred purchase price of property or services, including any related to past acquisitions, and any liabilities for deferred rent; (f) any liabilities arising out of derivative or hedging instruments, including interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any liabilities with respect to any deferred cash compensation, outstanding severance or unfunded pensions (including, in each case, the employer portion of any Taxes payable in connection with such liabilities); (h) any liabilities for unpaid litigation or settlement obligations or related expenses; (i) any liabilities under any Company Contract set forth on the Terminating Contracts Schedule attached hereto; (j) any indebtedness or other liabilities of a Person or the Company secured by an Encumbrance upon any property or asset owned by the Company (other than Permitted Encumbrances and Encumbrances on bank accounts that are cash collateralized for any outstanding letters of credit and Encumbrances on cash held as security deposits for any Leased Real Property); (k) all accrued but unpaid income Taxes of the Company (for the avoidance of doubt, taking into account all Company Transaction Expenses that are “more likely than not” (or a higher level of confidence) deductible in a Pre-Closing Tax Period or Pre-Closing Straddle Period) net of all prepaid estimated Taxes of the Company; (l) all accrued but unpaid bonuses, incentive compensation or similar payments payable to any current or former employee, agent or director of the Company (including, in each case, the

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employer portion of any Taxes payable in connection with such liabilities) and any liabilities of the Company for 401(k) matching contributions less $100,000; (m) any liability in respect of any freight claim of $100,000 or more; (n) any indebtedness or other liabilities of a Person of a type that is referred to in clauses (a) through (m) above and which is guaranteed by the Company; and (o) any accrued interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions); provided, however, that for the avoidance of doubt, Indebtedness shall exclude (x) any trade payables and other current liabilities to the extent such payables and liabilities are included in Net Working Capital as finally determined and (y) any Company Transaction Expenses.

“Indemnifiable Matters” has the meaning set forth in Section 10.2(b).

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes:

(a)All Taxes of any Securityholder (provided that any indemnification in respect of Taxes of any Securityholder may only be recovered against such Securityholder, including the portion of the Indemnification Escrow Funds attributable to such Securityholder);

(b)All Taxes that are imposed on the Company (other than Transfer Taxes (which are governed by subsection (c) of this definition) for any Pre-Closing Tax Period and Pre-Closing Straddle Period;

(c)The Securityholders’ allocable share of all Transfer Taxes as determined under Section 8.9(h);

(d)All Taxes that the Company is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;

(e)All Taxes for any Pre-Closing Tax Period and Pre-Closing Straddle Period arising under, related to, or as a result of the execution and delivery of the SupplyPike Agreements; and

(f)Any amounts for which Parent is liable with respect to Section 10(c) of the Paying Agent Agreement.

Indemnified Taxes shall exclude Taxes to the extent such Taxes were taken into account in the determination and/or calculation of Net Working Capital, Indebtedness, or Company Transaction Expenses, in each case, as finally determined.

“Indemnification Escrow Account” is defined in Section 3.7(a).

“Indemnification Escrow Amount” means an amount equal to $1,260,000.

“Indemnification Escrow Expiration Date” has the meaning set forth in Section 3.7(a).

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“Indemnification Escrow Funds” means the funds held in the Indemnification Escrow Account by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.  The amount of Indemnification Escrow Funds, at any given time, shall equal (a) the Indemnification Escrow Amount, plus (b) any accrued interest, dividends and other distributions thereon as provided in the Escrow Agreement (minus any amounts paid as tax distributions on such interest, dividends or other distributions pursuant to the Escrow Agreement), minus (c) as of the time of measurement, the aggregate amount paid to the Parent Indemnified Parties or released to Indemnitors from the Indemnification Escrow Funds in accordance with Article X and the Escrow Agreement.

“Indemnitor” means (a) a Non-Dissenting Shareholder (solely with respect to his, her or its Capital Stock) or (b) an Optionholder (solely with respect to his, her or its In the Money Vested Options).

“Indemnity Claim” means a claim by a Parent Indemnified Party to be indemnified and held harmless pursuant to Article X.

“Individual Aggregate Cap” has the meaning set forth in Section 10.2(e).

“Information Statement” has the meaning set forth in Section 8.1.

“Institutional Securityholder RCA” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” has the meaning set forth in Section 5.12(a).

“Investors’ Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, dated as of May 22, 2015, by and among the Company and the other parties signatory thereto, as amended by that certain Amendment No. 1 to Fourth Amended and Restated Investors’ Rights Agreement, dated as of May 13, 2016 and Amendment No. 2 to Fourth Amended and Restated Investors’ Rights Agreement, dated as of September 6, 2017.

“IRS” has the meaning set forth in Section 5.7(a)(iii).

“Joinder Agreement” has the meaning set forth in the Recitals.

“Joining Party” means an Indemnitor who is or becomes a party to a Joinder Agreement.

“Joining Party Pro Rata Share” means, with respect to each Joining Party, a fraction, the numerator of which equals the Merger Consideration payable in respect of the Company Shares and the In the Money Vested Options held by the Joining Party and the denominator of which equals the Merger Consideration payable in respect of the Company Shares and the In the Money Vested Options held by all Joining Parties (assuming for such purposes that the full Escrow Amount and Securityholders’ Representative Expense Amount is paid out to the Joining Parties as provided by this Agreement).

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“knowledge of the Company” or “the Company’s knowledge” or similar phrases means the actual knowledge of any of Dan Sanker, David Isaksen, Steve Sezna, Guillermo Pardon, Pei-Ching Ling or Craig Long after a reasonable inquiry.

“Lease” has the meaning set forth in Section 5.9(b).

“Leased Real Property” has the meaning set forth in Section 5.9(b).

“Letter of Transmittal” has the meaning set forth in Section 4.1(a).

“License Agreement” means that certain license agreement, dated as of November 2, 2018, by and between the Company and SupplyPike.

“Licensed Intellectual Property” has the meaning set forth in Section 5.12(b).

“Losses” of a Person means any and all losses, liabilities, damages, Taxes, awards, judgments, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by such Person.

“Major Securityholders” means Blumberg Capital I, L.P., Blumberg Capital Affiliates I, L.P., N2C Puma, L.P., Clarity Partners, L.P., Clarity Advisors, L.P., Clarity Associates, L.P., Garage Technology Ventures I, L.P., Garage California Entrepreneurs Fund, L.P., Daniel Sanker, Steve Sezna, David Isaksen, Craig Long and Pei-Ching Ling.

“Management Securityholder RCA” has the meaning set forth in the Recitals.

“material adverse effect” means, solely for purposes of the use of such term (in the lower case) in Section 9.2(a)(ii) (and not any other provision of this Agreement), Losses to the Parent Indemnified Parties of more than $15,000,000.

“Material Contract” has the meaning set forth in Section 5.11(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means: (a) the portion of the Aggregate Merger Consideration that a Non-Dissenting Shareholder is entitled to receive in exchange for such Non-Dissenting Shareholder’s shares of Capital Stock pursuant to Sections 3.1(b); and (b) the consideration that a holder of an In the Money Vested Option is entitled to receive in exchange for such In the Money Vested Option pursuant to Section 3.2(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Threshold” has the meaning set forth in Section 10.2(c)(ii).

“Net Working Capital” means the aggregate dollar value of the current assets of the Company minus the current liabilities of the Company, as of the Determination Time, determined in accordance with GAAP consistently applied in accordance with the Base Balance Sheet (to the extent consistent with GAAP); provided, however, that Net Working Capital specifically: (a) excludes (i) any Indebtedness, (ii) any Company Transaction Expenses, (iii) any Cash and Cash

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Equivalents, (iv) any assets and liabilities of the Company arising under or related to the SupplyPike Agreements, (v) any income Tax assets and income Tax liabilities and any deferred Tax assets and deferred Tax liabilities, (vi) any finance costs, (vii) any accrued interest and (viii) any claims reserve and any accrued gross profit reserve; and (b) includes prepaid expenses, in each case, regardless of whether such items would be excluded or included, as the case may be, under GAAP.  For clarity, an example calculation of Net Working Capital as of September 30, 2018 (as if such date were the Closing Date) is set forth on Exhibit D.

“Non-Dissenting Shareholders” means each holder of Capital Stock that does not properly assert or perfect such holder’s appraisal or dissenters’ rights under the CCC, and is otherwise entitled to receive consideration pursuant to Section 3.1(b).

“Non-Withholding Options” means In the Money Vested Options with respect to which the Company has no Tax withholding obligations.

“Objection” has the meaning set forth in Section 3.5(c).

“Objection Period” has the meaning set forth in Section 3.5(c).

“Open Source Software” has the meaning set forth in Section 5.12(l).

“Option Cancellation Agreement” means an Option Cancellation Agreement between the Company and an Optionholder, substantially in the form attached hereto as Exhibit E.

“Optionholder” means (a) prior to the Effective Time, a holder of a Company Option as of the applicable time and (b) following or at the Effective Time, a holder of a Company Option as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Party” has the meaning set forth in Section 10.2(a).

“Paying Agent” means U.S. Bank, National Association or another bank or trust company acceptable to both (a) Parent and (b) the Company (prior to the Closing) or the Securityholders’ Representative (following the Closing).

“Paying Agent Agreement” means the paying agent agreement to be entered into by the Securityholders’ Representative, Parent and the Paying Agent prior to Closing, such paying agent agreement to be substantially in the form attached hereto as Exhibit F.

“Payment Fund” has the meaning set forth in Section 3.8(a).

“Payoff Letters” has the meaning set forth in Section 9.2(e).

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“Per Share Merger Consideration” means a dollar amount, rounded to four decimal places, equal to the quotient obtained by dividing: (a) the sum of (i) the Aggregate Merger Consideration, plus (ii) the Aggregate Exercise Price; by (b) the Fully Diluted Shares.

“Permits” means franchises, authorizations, accreditations, licenses, permits, certificates, approvals, clearances, consents, waivers, registrations, variances, certificates of authority, orders or similar rights issued, granted or obtained by or from any Governmental Body.

“Permitted Closing Exception” means, with respect to any representation and warranty qualified thereby, the failure of any representation and warranty to be true and correct to the extent such failure arises from the exercise or expiration of any Company Option set forth on Schedule 5.2(b)(i), or any conversion of any share of Preferred Stock set forth on Schedule 5.2(a)(i), during the Pre-Closing Period, or the redemption, repurchase, forfeiture, termination or cancellation of any share of Capital Stock set forth on Schedule 5.2(a)(i) or any Company Option set forth on Section 5.2(b)(i) in the Ordinary Course of Business of the Company during the Pre-Closing Period pursuant to the Stock Plan (together with any related award agreement) in connection with the termination of employment or other services of any employee or independent contractor set forth on Schedule 5.10(a)(i) and Schedule 5.10(a)(ii), respectively, during the Pre-Closing Period or any other Person whose employment or other service relationship with the Company was terminated within the ninety (90) days immediately prior to the date of this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 5.9(g).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) or any Governmental Body.  References to a Person are also to its permitted successors and assigns.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that alone or in combination with other information allows the identification of a natural person or can be used to contact an identified natural person, or any information associated with an identifiable natural person.

“Pre-Closing Covenant” has the meaning set forth in Section 10.2(b).

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing Straddle Period” has the meaning set forth in Section 8.9(g).

“Pre-Closing Tax Contest” has the meaning set forth in Section 8.9(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

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“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C2 Preferred Stock, the Series E1 Preferred Stock and the Series E2 Preferred Stock.

“Privacy and Security Requirements” means (i) all laws applicable to the Company and governing the Processing of Personal Data, (ii) all applicable Privacy Contracts and (iii) all applicable Company Privacy Policies.

“Privacy Contracts” means all contracts between the Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means any laws or governmental orders applicable to the Processing of Personal Data, including Health Insurance Portability and Accountability Act of 1996 (HIPAA), the Children’s Online Privacy Protection Act (COPPA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), the Telephone Consumer Protection Act (TCPA), all United States state telemarketing laws, and all laws related to breach notification, and payment card industry security standards.

“Pro Rata Share” means, with respect to each Indemnitor, a fraction, the numerator of which equals the Merger Consideration payable in respect of the Company Shares and the In the Money Vested Options held by the Indemnitor and the denominator of which equals the Merger Consideration payable in respect of the Company Shares and the In the Money Vested Options held by all Indemnitors (assuming for such purposes that the full Escrow Amount and Securityholders’ Representative Expense Amount is paid out to the Indemnitors as provided by this Agreement).

“Process” or “Processing” means operation which is performed on personal data, whether or not by automated means, such as the collection, use (including for the purposes of sending telephone calls, text messages and emails), storage and/or transfer of data (whether electronically or in any other form or medium).

“Purchase Price” means $252,000,000.

“Purchase Price Adjustment Escrow Account” is defined in Section 3.7(a).

“Purchase Price Adjustment Escrow Amount” means an amount equal to $2,500,000.

“Purchase Price Adjustment Escrow Funds” means the funds held in the Purchase Price Adjustment Escrow Account by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.  The amount of Purchase Price Adjustment Escrow Funds, at any given time, shall equal (a) the Purchase Price Adjustment Escrow Amount, plus (b) any accrued interest, dividends and other distributions thereon as provided in the Escrow Agreement (minus any amounts paid as tax distributions on such interest, dividends or other distributions pursuant to the Escrow Agreement), minus (c) as of the time of measurement, the aggregate amount paid to Parent or released to Securityholders’ Representative from the Purchase Price Adjustment Escrow Funds in accordance with Section 3.5(e) and the Escrow Agreement.

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“Related Party” means, with respect to any specified Person: (a) any director, officer, general partner or managing member of such Person; (b) any Immediate Family member of a Person described in clause (a) (if such Person is a natural Person); or (c) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family (if such Person is a natural Person), more than ten percent (10%) of the outstanding equity or ownership interests of such specified Person.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Required Shareholder Information” has the meaning set forth in Section 4.1(a).

“Required Shareholder Vote” has the meaning set forth in Section 5.19.

“Response Period” has the meaning set forth in Section 3.5(c).

“Retention Basket” has the meaning set forth in Section 10.2(c)(ii).

“R&W Insurance Policy” has the meaning set forth in Section 8.12.

“Section 280G” has the meaning set forth in Section 8.2.

“Security Breach” means any breach, security breach or breach of Personal Data under applicable laws.

“Security Incident” means any material attempted or successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of Company Systems.

“Securityholders” means the Shareholders and the Optionholders as of immediately prior to the Effective Time.

“Securityholders’ Representative” has the meaning set forth in the Preamble.

“Securityholders’ Representative Expense Amount” has the meaning set forth in the Section 3.6.

“Securityholders’ Representative Expense Fund” has the meaning set forth in the Section 3.6.

“Securityholders’ Representative Group” has the meaning set forth in Section 12.4.

“Separation Agreement” means that certain separation agreement, dated as of November 2, 2018, by and between the Company and SupplyPike.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company.

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“Series C Preferred Stock” means the Series C Preferred Stock of the Company.

“Series C2 Preferred Stock” means the Series C2 Preferred Stock of the Company.

“Series E1 Preferred Stock” means the Series E1 Preferred Stock of the Company.

“Series E2 Preferred Stock” means the Series E2 Preferred Stock of the Company.

“Set-Off Notice” has the meaning set forth in Section 10.8.

“Shareholder” means (a) prior to the Effective Time, a holder of Company Shares as of the applicable time and (b) following or at the Effective Time, a holder of Company Shares as of immediately prior to the Effective Time, in each case, in its, his or her capacity as such.

“Shareholder Agreements” means the Investors’ Rights Agreement and the Voting Agreement.

“Shareholder Written Consent” has the meaning set forth in Section 8.1.

“Specified Fraction” means, with respect to (a) each Company Share (other than any Dissenting Share or any Excluded Share and after taking into account any exercise or deemed exercise of Company Options at or prior to the Effective Time) and (b) each In the Money Vested Option, a fraction: (i) having a numerator equal to the Merger Consideration payable pursuant to Section 3.1(b) or Section 3.2(a), as the case may be, with respect to such Company Share or In the Money Vested Option (prior to deduction of any amounts to be contributed to the Escrow Funds or the Securityholders’ Representative Expense Fund or any Taxes); and (ii) having a denominator equal to the aggregate amount of Merger Consideration payable pursuant to Section 3.1(b) or Section 3.2(a) with respect to all Company Shares (other than the Dissenting Shares and the Excluded Shares and after taking into account any exercise or deemed exercise of Company Options at or prior to the Effective Time) and all In the Money Vested Options (prior to deduction of any amounts to be contributed to the Escrow Funds or the Securityholders’ Representative Expense Fund or any Taxes).

“SR Agreement” has the meaning set forth in Section 12.1.

“Standard Inbound Agreements” has the meaning set forth in Section 5.12(i).

“Standard Outbound Agreements” has the meaning set forth in Section 5.12(i).

“Stock Plan” means the Company’s 2017 Stock Option and Grant Plan, as amended, supplemented or modified from time to time.

“Straddle Period” has the meaning set forth in Section 8.9(g).

“Sublease” means a sublease to be executed by the Company and SupplyPike, pursuant to which SupplyPike will sublease from the Company that portion of the Company’s Arkansas office specified therein for the term specified therein.

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“Subsidiary” means, with respect to any Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned or controlled by such Person or another Subsidiary of such Person or a combination thereof.

“SupplyPike” means SupplyPike, Inc., a Delaware corporation.

“SupplyPike Agreements” means the Separation Agreement, the Transition Services Agreement, the License Agreement and the Sublease.

“Survival Period” has the meaning set forth in Section 10.1.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Insurance Policy” has the meaning set forth in Section 8.7(b).

“Target Net Working Capital” means $5,000,000.

“Tax Representations” means the representations and warranties in Section 5.7 (Taxes) and Section 5.5(r) and, to the extent related to Taxes, Section 5.8 (Employee Benefit Plans).

“Tax Returns” means any report, return, declaration, claim for refund, document, information return or statement or other filing, including any schedule or attachment thereto, and any amendments, required to be supplied to any Governmental Body (foreign or domestic) or third party with respect to Taxes.

“Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, premium, turnover, windfall or excess profits, license, capital gains, capital stock, capital, franchise, profits, withholding, social security, unemployment, disability, estimated, goods and services, real property, personal property (tangible and intangible), unclaimed or abandoned property, sales, use, user, leasing, lease, gaming, transfer, ad valorem, value added, stamp, registration, recording, occupation, value added, natural resources, environmental, fuel, interest equalization, alternative or add-on, or other tax, customs duty or amount imposed by (or otherwise payable to) any Governmental Body, including any interest, penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable laws with respect to taxes.

“Termination Date” has the meaning set forth in Section 11.1(c).

“Third Party Claim” has the meaning set forth in Section 10.4.

“Third Party Rights” has the meaning set forth in Section 5.12(c).

“Tracking Applications” means any software disseminated by any entity on behalf of the Company that is installed on consumers’ computers and used by any entity on behalf of the Company to monitor, record or transmit information about activities occurring on the computers on which it is installed, or about information that is stored or created on, transmitted from or transmitted to the computers on which it is installed.

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“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed and delivered by the parties hereunder or pursuant hereto, including the Joinder Agreement(s), the Escrow Agreement, the Paying Agent Agreement, the Institutional Securityholder RCAs, the Management Securityholder RCAs, the SupplyPike Agreements and the Agreement of Merger.

“Transition Services Agreement” means that certain transition services agreement, dated as of November 2, 2018, by and between the Company and SupplyPike.

“Transfer Taxes” has the meaning set forth in Section 8.9(h).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Transaction Expenses” means the aggregate amount of Company Transaction Expenses that remain unpaid immediately prior to the Closing (whether due prior to, at or after the Closing); provided, however, that the calculation of the Unpaid Transaction Expenses shall exclude any Company Transaction Expenses to the extent such Company Transaction Expenses are included in Indebtedness (as finally determined hereunder).

“Unresolved Claims” has the meaning set forth in Section 10.6.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of any web site or any Company Product or any Company Software.

“Vested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration occurring at or prior to the Effective Time), outstanding Company Options to the extent such Company Options are then vested and exercisable.

“Voting Agreement” means the Fourth Amended and Restated Voting Agreement, dated as of May 22, 2015 by and among the Company and the other parties signatory thereto, as amended to date.

“Waived 280G Benefits” has the meaning set forth in Section 8.2.

Article II
THE MERGER

2.1The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the CCC, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and become a wholly-owned Subsidiary of Parent and shall be governed by the laws of the State of California and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the CCC.

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2.2Effective Time.  On the Closing Date, the Company shall duly execute an agreement of merger in the form attached hereto as Exhibit G (the “Agreement of Merger”) and immediately following the Closing, Parent shall file such Agreement of Merger with the Secretary of State of the State of California in accordance with the CCC.  The Merger shall become effective at such time as the Agreement of Merger has been duly filed with the Secretary of State of the State of California or at such subsequent time as specified in the Agreement of Merger (the “Effective Time”).

2.3Closing.  The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied at the Closing) shall have been satisfied or, if permissible, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on such date as specified by the parties (the “Closing Date”); provided, however, that the Closing shall not occur prior to December 3, 2018 without Parent’s prior written consent.  The Closing shall take place at the offices of Goodwin Procter LLP, 601 Marshall Street, Redwood City, CA 94063, or at such other place as agreed to by the parties hereto.

2.4Articles of Incorporation and Bylaws.  The articles of incorporation of the Company, as amended at the Effective Time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the articles of incorporation of the Surviving Corporation until thereafter amended, restated, repealed or otherwise modified as provided by the CCC or the terms of such articles of incorporation.  The bylaws of the Company, as amended at the Effective Time to be identical to the bylaws of Merger Sub as amended and in effect immediately prior to the Effective Time, shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the articles of incorporation of the Surviving Corporation and by the terms of such bylaws.  Notwithstanding the foregoing, the name of the Surviving Corporation shall be “CaseStack, Inc.” and the articles of incorporation and bylaws of the Surviving Corporation shall so provide.

2.5Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

3.1Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities:

(a)each share of Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, immediately prior to the Effective Time, if any, shall be cancelled and no consideration shall be paid or payable with

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respect thereto (each such share to be cancelled pursuant to this Section 3.1(a), an “Excluded Share”);

(b)each share of Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, which shall be cancelled as provided for in Section 3.1(a) and Dissenting Shares, which shall be subject to Section 4.2) shall be cancelled and converted automatically into the right to receive, following the execution and delivery of a Letter of Transmittal with respect to such share of Capital Stock in accordance with Section 4.1(a), at the respective times and subject to the requirements and contingencies specified herein, without interest: (i) the amount in cash equal to: (A) the Per Share Merger Consideration; minus (B) the Escrow Contribution Amount in respect of such share; minus (C) the Expense Fund Contribution Amount in respect of such share; (ii) any cash disbursements required to be made from the Escrow Funds with respect to such share in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made; and (iii) any cash disbursements required to be made from the Securityholders’ Representative Expense Fund with respect to such share in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made; and

(c)each share of common stock, no par value, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which the shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

3.2Treatment of Company Options.  At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities or conditional rights:

(a)Vested Stock Options.  None of Parent, Merger Sub or the Surviving Corporation shall assume or continue or otherwise replace any Company Option (or portion thereof) in connection with the Contemplated Transactions or otherwise.  At the Effective Time, each In the Money Vested Option shall be cancelled and automatically converted into the right to receive, following the execution and delivery of an Option Cancellation Agreement with respect to such In the Money Vested Option in accordance with Section 4.1(c), at the respective times and subject to the requirements and contingencies specified herein, without interest: (i) the amount in cash equal to: (A) the product of (1) the excess of the Per Share Merger Consideration over the exercise price per share of Common Stock subject to such In the Money Vested Option multiplied by (2) the number of shares of Common Stock subject to such In the Money Vested Option; minus (B) the Escrow Contribution Amount in respect of such In the Money Vested Option; minus (C) the Expense Fund Contribution Amount in respect of such In the Money Vested Option; (ii) any cash disbursements required to be made from the Escrow Funds with respect to such In the Money Vested Option in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made; and (iii) any cash disbursements required to be made from the Securityholders’ Representative Expense Fund with respect to such In the Money Vested Option in accordance with the terms of this Agreement, as, when and if such

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disbursements are required to be made and, in each case, in no event later than the date that is five years following the Effective Time and otherwise in accordance with Treasury Regulation 1.409A-3(i)(5)(iv)(A).

(b)Unvested Company Options; Underwater Company Options.  At the Effective Time, each Company Option, including any In the Money Unvested Option, outstanding as of immediately prior to the Effective Time (other than any In the Money Vested Option) shall be cancelled and terminated without consideration.

3.3Payments at Closing for Indebtedness.  At the Effective Time, Parent and Merger Sub shall provide sufficient funds to the Surviving Corporation to enable the Surviving Corporation to repay or shall repay, on behalf of the Company, the Indebtedness owed to the lenders listed in Schedule 9.2(e) in accordance with the instructions contained in Payoff Letters that are delivered to Parent from or on behalf of the Company not less than two (2) Business Days prior to the Closing Date.  Parent and Merger Sub will reasonably cooperate in arranging for such repayment on the Closing Date, and the parties hereto shall take such commercially reasonable actions as may be necessary to facilitate such repayment on the Closing Date, and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, charge, option, lease, sublease, license, sublicense, claim, conditional sale agreement, security interest or other similar encumbrance (each an “Encumbrance” and collectively, “Encumbrances”) securing such Indebtedness, including, for the avoidance of doubt, any Encumbrance upon the assets of SupplyPike.

3.4Payments at Closing for Expenses.  Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent invoices and payment instructions from the payees of any Unpaid Transaction Expenses.  At the Effective Time, Parent shall fund the Surviving Corporation with cash in an amount equal to the Unpaid Transaction Expenses or pay the Unpaid Transaction Expenses, on behalf of the Company, in accordance with such invoices and payments instructions. In the event Parent funds the Surviving Corporation with cash to repay any Unpaid Transaction Expenses pursuant to the preceding sentence, at the Effective Time, the Surviving Corporation shall cause all Unpaid Transaction Expenses to be paid in full.

3.5Pre-Closing Estimates; Post-Closing Adjustment.

(a)Estimated Closing Statement.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth a good faith estimate of (i) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), (ii) the Indebtedness (the “Estimated Indebtedness”), (iii) the Cash and Cash Equivalents (the “Estimated Cash”) and (iv) the Net Working Capital (the “Estimated Net Working Capital”), in each case calculated in accordance with the relevant definitions herein, together with an estimated unaudited balance sheet of the Company as of the Determination Time and other reasonable supporting detail to evidence the calculation of each such amount (the “Estimated Closing Statement”), and (v) the Consideration Spreadsheet.  The Company may update the Estimated Closing Statement prior to the Closing to reflect any new information and shall consider in good faith any reasonable input from Parent regarding the estimates included in the Estimated Closing Statement following its receipt thereof and, to the extent reasonably necessary in light of such input, revise and redeliver the Estimated Closing Statement to Parent (provided, that any such revised Estimated Closing

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Statement shall be delivered to Parent no less than one (1) Business Day prior to the Closing Date).  The Estimated Unpaid Transaction Expenses, the Estimated Indebtedness, the Estimated Cash and the Estimated Net Working Capital set forth in the Estimated Closing Statement, as it may be so updated and revised, shall, subject to the other provisions of this Section 3.5, be used to calculate the Aggregate Merger Consideration.

(b)Closing Statement. Parent shall prepare and deliver to the Securityholders’ Representative, not later than ninety (90) days following the Closing Date, a statement setting forth Parent’s calculation of (i) the Unpaid Transaction Expenses, (ii) the Indebtedness, (iii) the Cash and Cash Equivalents, (iv) the Net Working Capital and (v) the Aggregate Merger Consideration based thereon, in each case calculated in accordance with the relevant definitions herein, together with an unaudited balance sheet of the Company as of the Determination Time and other reasonable supporting detail to evidence the calculation of each such amount (the “Closing Statement”).

(c)Objection and Dispute Period.  The Securityholders’ Representative shall have forty-five (45) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement.  Parent shall grant the Securityholders’ Representative reasonable access at reasonable times and places and upon reasonable advance notice to all relevant books, records and employees of the Surviving Corporation and its Subsidiaries (if any) as reasonably requested by the Securityholders’ Representative in connection with its review of the Closing Statement.  Prior to the expiration of the Objection Period, the Securityholders’ Representative, on behalf of all Securityholders, shall inform Parent in writing of (i) its agreement with the Closing Statement and the calculation of the Aggregate Merger Consideration and the components thereof set forth therein, which shall become final, non-appealable and binding upon Parent and the Securityholders thereupon, or (ii) any disagreement it may have with the Closing Statement (the “Objection”), specifying each disputed item, the amount in dispute and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”).  In the event that the Securityholders’ Representative does not provide such a writing to Parent prior to the expiration of the Objection Period, the Closing Statement and the calculation of the Aggregate Merger Consideration and the components thereof set forth therein shall become final, non-appealable and binding upon Parent and the Securityholders. For a period of thirty (30) days from the date on which Parent receives the Objection (such period, the “Response Period”), Parent and the Securityholders’ Representative shall negotiate in good faith to resolve any disagreements with respect to the Disputed Items.  If Parent and the Securityholders’ Representative are able to negotiate a mutually agreeable resolution of each Disputed Item during the Response Period, and each signs a certificate to that effect, the Closing Statement and the calculation therein of the Aggregate Merger Consideration and the items set forth in the definition thereof, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement.  If any Disputed Items have not been resolved during the Response Period, either Parent or the Securityholders’ Representative may refer such Disputed Items to an independent, mutually agreeable, nationally recognized public accounting firm (the “Accounting Referee”) to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof.  The Accounting Referee shall be directed to make a determination of the Disputed Items in accordance with Section 3.5(d) promptly, but no later than thirty (30) days, after acceptance of its appointment.  Parent and the Securityholders’ Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting

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Referee pursuant to this Section 3.5(c) within ten (10) Business Days after the Response Period, including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement.  Parent and the Securityholders’ Representative shall make readily available to the Accounting Referee all relevant books, records and employees of the Surviving Corporation and its Subsidiaries (if any) that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items.

(d)Accounting Referee.  If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.5(c), the Accounting Referee shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Aggregate Merger Consideration and the components thereof set forth in the Closing Statement require adjustment.  With respect to each Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item by Parent and the Securityholders’ Representative.  Any finding by the Accounting Referee shall be (i) a reasoned award stating in reasonable detail the findings of fact on which it is based, (ii) final, non-appealable and binding upon the parties hereto and (iii) the sole and exclusive remedy between the parties hereto regarding the Disputed Items so presented.  The fees and expenses of the Accounting Referee shall be borne by Parent and the Securityholders’ Representative (on behalf of the Securityholders in accordance with their respective Pro Rata Shares) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Parent or the Securityholders’ Representative, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee.  Each of Parent and the Securityholders’ Representative (on behalf of the Securityholders in accordance with their respective Pro Rata Shares) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.5.

(e)Payment of Adjustments.

(i)If, upon the final determination of the Aggregate Merger Consideration and the components thereof as provided in Section 3.5(c) or Section 3.5(d) (the “Final Aggregate Merger Consideration”), the Aggregate Merger Consideration set forth in the Estimated Closing Statement exceeds the Final Aggregate Merger Consideration, Parent shall be entitled to recover the amount of such excess as follows: (i) first, from the Purchase Price Adjustment Escrow Funds in accordance with the terms of the Escrow Agreement and this Agreement; and (ii) second, to the extent such excess exceeds the Purchase Price Adjustment Escrow Funds, at Parent’s sole option, either (1) from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement and this Agreement, (2) from the Securityholders’ Representative (on behalf of the Securityholders in accordance with their respective Pro Rata Shares) out of the Securityholders’ Representative Expense Fund, (3) from the Joining Parties, severally in accordance with their respective Joining Party Pro Rata Shares, by wire transfer of immediately available funds to the account designated by Parent, (4) by way of set-off pursuant to Section 10.8 or (5) from any combination of the foregoing.  The Securityholders’ Representative and Parent shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release an amount equal to such excess from the Purchase Price Adjustment Escrow Account and, if applicable, from the

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Indemnification Escrow Account, within five (5) Business Days after the determination of the Final Aggregate Merger Consideration, and the Escrow Agent shall make the payment of such amounts to Parent within five (5) Business Days of its receipt of such joint instruction.  If applicable, within five (5) Business Days after the determination of the Final Aggregate Merger Consideration, the Joining Parties shall make any such payment to Parent as required by this Section 3.5(e).  If the excess referred to in the first sentence of this Section 3.5(e) is less than the Purchase Price Adjustment Escrow Funds, Parent and the Securityholders’ Representative shall execute and deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release the remaining Purchase Price Adjustment Escrow Funds after giving effect to the release contemplated by the first sentence of this Section 3.5(e) to (i) the Paying Agent for distribution to the Securityholders in respect of such shares of Capital Stock and In the Money Vested Options that are Non-Withholding Options and (ii) the Surviving Corporation for distribution to the Optionholders in respect of the In the Money Vested Options (other than the Non-Withholding Options) in accordance with the principles of Section 3.1 and Section 3.2.  The Paying Agent shall make distributions pursuant to this Section 3.5(e)(i) to the Securityholders in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as used to make distributions to each such Securityholder in connection with Closing (including, if applicable, by relying on the payment instructions set forth in the applicable Letter of Transmittal or the Consideration Spreadsheet), except as otherwise indicated in any written update delivered to the Paying Agent to reflect any assignments or other changes in factual information.

(ii)If the Final Aggregate Merger Consideration is greater than the Aggregate Merger Consideration set forth in the Estimated Closing Statement, the amount of such excess shall be owed to the Securityholders in respect of their shares of Capital Stock and In the Money Vested Options.  In such case, Parent shall deliver, within five (5) Business Days after the determination of the Final Aggregate Merger Consideration, cash in an aggregate amount equal to such excess to the Paying Agent and, in the case of the holders of In the Money Vested Options (other than Non-Withholding Options), the Surviving Corporation, who shall disburse within five (5) Business Days of its receipt thereof such amount to the Securityholders in respect of such shares of Capital Stock and In the Money Vested Options in accordance with the principles of Section 3.1 and Section 3.2.  The Paying Agent shall make distributions pursuant to this Section 3.5(e)(ii) to the Securityholders in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as used to make distributions to each such Securityholder in connection with Closing (including, if applicable, by relying on the payment instructions set forth in the applicable Letter of Transmittal or the Consideration Spreadsheet), except as otherwise indicated in any written update delivered to the Paying Agent to reflect any assignments or other changes in factual information.

(iii)Any payment pursuant to this Section 3.5(e) shall be treated for all Tax purposes as an adjustment to the Aggregate Merger Consideration.

(f)Subject to Section 13.13, each of the parties hereto acknowledges and agrees that the purchase price adjustment provisions set forth in this Section 3.5 shall be the sole and exclusive remedy of the parties hereto, the Parent Indemnified Parties, the Joining Parties and

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any other Person with respect to (i) determining whether or not any adjustment would be made to the Aggregate Merger Consideration based on Unpaid Transaction Expenses, Indebtedness, Cash and Cash Equivalents and Net Working Capital (or any component of any such item) pursuant to this Section 3.5 (whether or not any such adjustment was, in fact, made), and/or (ii) determining the amount of any such adjustment.

3.6Expense Amount.  At the Effective Time, Parent shall deposit into an account designated by the Securityholders’ Representative (the “Securityholders’ Representative Expense Fund”) an amount equal to $350,000 (such amount, the “Securityholders’ Representative Expense Amount”).  The Securityholders’ Representative Expense Amount may be used at any time by the Securityholders’ Representative to fund or reimburse (a) any expenses incurred by it in the performance of its duties and obligations hereunder (including its obligations under Section 3.5(e)), under the Escrow Agreement, or under the Securityholders’ Representative engagement agreement including those duties and obligations listed in Article XII, or (b) as otherwise determined by the Advisory Group.  The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholders’ Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Expense Amount, and has no tax reporting or income distribution obligations.  The Indemnitors will not receive any interest on the Securityholders’ Representative Expense Amount and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Securityholders’ Representative Expense Amount from any consideration otherwise distributable to the Indemnitors from the Escrow Funds. The Securityholders’ Representative Expense Amount will be held by the Securityholders’ Representative for so long as the Securityholders’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided, that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Securityholders’ Representative is entitled in connection therewith, the Securityholders’ Representative shall distribute such amount to (i) the Paying Agent for distribution to the Shareholders and Optionholders in respect of the Non-Withholding Options and (ii) the Surviving Corporation for distribution to the Optionholders in respect of the In the Money Vested Options (other than the Non-Withholding Options), each in accordance with such Indemnitor’s Pro Rata Share, it being understood and agreed that Parent and Merger Sub’s sole obligation to the Indemnitors with respect to the Securityholders’ Representative Expense Amount shall be Parent’s obligation to pay the Securityholders’ Representative Expense Amount to the Securityholders’ Representative in accordance with the first sentence of this Section 3.6 and, following such payment, neither Parent nor Merger Sub shall have any further obligation with respect to payment or delivery of the Securityholders’ Representative Expense Amount to the Indemnitors (other than to the Optionholders as set forth in clause (ii) of this sentence, but subject to the receipt of the necessary funds from the Securityholders’ Representative).

3.7Escrow.

(a)At the Effective Time, Parent shall deposit (i) the Indemnification Escrow Amount with U.S. Bank, National Association (the “Escrow Agent”) for deposit into an escrow account (the “Indemnification Escrow Account”), and (ii) the Purchase Price Adjustment Escrow

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Amount with the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”).  The Escrow Funds shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Securityholders’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit H (the “Escrow Agreement”).  Subject to Section 10.6, the Indemnification Escrow Funds shall be held in escrow by the Escrow Agent until the date that is twelve (12) months following the Closing Date (the “Indemnification Escrow Expiration Date”), and shall be available to settle certain contingencies and claims as provided in Section 3.5(e) and Article X.  Each Indemnitor’s portion of any amounts contained in the Indemnification Escrow Funds which are not paid or set aside for the satisfaction of such contingencies or claims will be determined and distributable to the Indemnitors in accordance with Sections 3.1, 3.2 and 10.6(c) and the Escrow Agreement.  The Purchase Price Adjustment Escrow Funds shall be held in escrow by the Escrow Agent until released in accordance with Section 3.5(e) and the Escrow Agreement.

(b)All parties hereto agree for all Tax purposes that (i) the right of the holders of Company Shares to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate and (ii) Parent shall be treated as the owner of the Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8.  Any portion of the proceeds payable with respect to any In the Money Vested Option that is not a Non-Withholding Option and held in the Escrow Funds will be subject to withholding for income and employment Taxes at such time as the amounts are paid to the holder of such In the Money Vested Options. All parties hereto shall file all Tax Returns consistent with the foregoing.

3.8Payment Fund; Payments to Optionholders.

(a)At the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the Shareholders and the holders of the Non-Withholding Options, cash in the amount payable in respect of all shares of the Capital Stock and the Non-Withholding Options outstanding immediately prior to the Effective Time pursuant to Section 3.1(b)(i) and Section 3.2(a)(i), (the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than making the payments required by Section 3.1(b)(i) and Section 3.2(a)(i), in respect of the Company Shares and the Non-Withholding Options in accordance with the terms of this Agreement.

(b)At the Effective Time, Parent shall deposit with the Surviving Corporation, for the benefit of the holders of In the Money Vested Options (other than the Non-Withholding Options), cash in the amount payable in respect of all In the Money Vested Options, other than the Non-Withholding Options, outstanding immediately prior to the Effective Time pursuant to Section 3.2(a)(i).  Such cash shall not be used for any purpose other than making the payments required by Section 3.2(a)(i), in respect of the In the Money Vested Options, other than the Non-Withholding Options, in accordance with the terms of this Agreement.

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Article IV
CLOSING PAYMENTS; DISSENTING SHARES

4.1Payment of Merger Consideration.

(a)Attached hereto as Exhibit I is a form of letter of transmittal (a “Letter of Transmittal”), which specifies, among other things, that delivery shall be effected, and risk of loss and title to each Company Share shall pass only upon the delivery to the Paying Agent of a duly executed and completed Letter of Transmittal and such other Tax documents as Parent or the Paying Agent may reasonably request, together with any stock or share certificates evidencing such Company Share (collectively, the “Required Shareholder Information”), and instructions for use in effecting the surrender of such Company Share in exchange for a cash payment of the Merger Consideration at or in connection with the Closing as more fully described below.  As soon as reasonably practicable after the Effective Time, at the Securityholders’ Representative’s expense, Parent shall, or shall cause the Surviving Corporation or the Paying Agent to, mail (or deliver by any other method agreed to in writing by the Securityholders’ Representative) to each record Shareholder who has not previously submitted a duly executed Letter of Transmittal as of the Effective Time a form of Letter of Transmittal and instructions.

(b)If a Shareholder provides to Parent (or the Paying Agent) its, his or her Required Shareholder Information at least one (1) Business Day prior to the Closing Date, then Parent shall cause the Paying Agent to pay to such Shareholder within five (5) Business Days following the Closing Date the consideration specified in Section 3.1(b)(i).  If a Shareholder provides to Parent (or the Paying Agent) its, his or her Required Shareholder Information any time after one (1) Business Days prior to the Closing Date, then such Shareholder shall be paid by the Paying Agent as soon as reasonably practicable, and in any event within five (5) Business Days thereafter, the consideration specified in Section 3.1(b)(i).  No interest will be paid or accrued on the Merger Consideration payable in respect of the Company Shares exchanged pursuant to this Section 4.1(b).  If payment is to be made to a Person other than the Person in whose name the Company Shares are registered in the books and records of the Company as of immediately prior to the Effective Time, it shall be a condition to such payment that the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment being made in a name other than that of the registered holder of such shares of Capital Stock so surrendered or has established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(c)Subject to the occurrence of the Effective Time, Parent shall cause to be paid upon the delivery to Parent of a duly executed and completed Option Cancellation Agreement and such other Tax documents as Parent may reasonably request from a holder of a In the Money Vested Option: (i) through the Surviving Corporation’s standard payroll practices as promptly as reasonably practicable (and in any event, no later than the first (1st) applicable regularly scheduled payroll distribution following the date of the delivery of the foregoing documents referenced in this Section 4.1(c)), to each such holder of an In the Money Vested Option (other than Non-Withholding Options), the consideration specified in Section 3.2(a)(i) (subject to applicable withholding Tax), without interest; and (ii) to each such holder of a Non-Withholding Option, the consideration specified in Section 3.2(a)(i), without interest, paid by the Paying Agent as promptly as reasonably practicable following the Closing Date (and in any event, within two (2) Business

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Days following the date of the delivery of the foregoing documents referenced in this Section 4.1(c)).

(d)To the extent permitted by applicable law, none of Parent, Merger Sub, the Company or the Surviving Corporation or any of their Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.

4.2Dissenters’ Rights.

(a)Notwithstanding anything in this Agreement to the contrary, any shares of Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Shareholders who, in accordance with Chapter 13 of the CCC (the “Dissenters’ Rights Provisions”) (i) have not consented as part of the Shareholder Written Consent or Joinder Agreement to adopt and approve this Agreement, (ii) shall have demanded appraisal for such shares and complied in all respects with the Dissenters’ Rights Provisions and (iii) shall not have effectively withdrawn, lost or failed to perfect their rights to appraisal (collectively, the “Dissenting Shares”), will not be converted as described in Section 3.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Dissenters’ Rights Provisions; provided, however, that all shares of Capital Stock held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Dissenters’ Rights Provisions shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration provided for in Section 3.1.  Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid as provided in this Agreement and will have only such rights as are provided by the Dissenters’ Rights Provisions with respect to such Dissenting Shares.  The Company shall give Parent and Merger Sub prompt written notice of any demands received by the Company for the exercise of appraisal rights with respect to Company Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

(b)Each dissenting Shareholder who becomes entitled under the Dissenters’ Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from Parent (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Provisions), and such Company Shares shall be cancelled.  Any amount held by the Paying Agent in respect of any such Company Shares shall be promptly returned to Parent and retained by Parent for payment as set forth in the foregoing sentence.

4.3Withholding.  Notwithstanding anything to the contrary contained in this Agreement, each of the Paying Agent, the Escrow Agent, Parent and the Surviving Corporation

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shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law.  To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In addition, the Company shall be entitled to withhold on any proceeds payable hereunder to any Shareholder with respect to any withholding amounts previously remitted to a taxing authority on such Shareholder’s behalf and such withheld amounts shall be treated as having been paid to such Shareholder at the Closing.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules of this Agreement pertaining to this Article V delivered by the Company to Parent concurrently herewith (the “Disclosure Schedules”) (for ease of reference, each individual disclosure schedule of the Disclosure Schedules is referred to in this Article V as a “Schedule,” together with its corresponding numbered heading in the Disclosure Schedules), the Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article V.

5.1Organization; Authority.

(a)The Company is duly incorporated, and is validly existing and in good standing (or equivalent status), under the laws of the State of California.  The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted.  The Company is duly qualified to do business as a foreign entity under the laws of each jurisdiction listed on Schedule 5.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect.  The Company has made available to Parent accurate and complete copies of the Charter Documents of the Company, as amended to date and currently in effect.  The Company is not in violation of any of the provisions of its Charter Documents.

(b)The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party and, subject to receipt of the Required Shareholder Vote, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, and, to the extent required, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by the Company Board, and no other corporate proceedings are necessary in connection therewith (other than the Required Shareholder Vote).  This Agreement has been, and each of the other Transaction Documents to which the Company is a party has been or will be, duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Documents which the Company is a party by each of the other parties thereto (other than the Securityholders’ Representative), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with

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its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)The Company does not have any Subsidiaries.  Except for the equity interests identified in Schedule 5.1(c), the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any other Person.  The Company has no obligation to acquire any shares or other equity securities or equity interests in any Person, or make any other investment in the securities of any Person.

5.2Capitalization.

(a)The authorized shares of capital stock of the Company consists of: (i) 330,000,000 shares of Common Stock; and (ii) 10,368,841 shares of Preferred Stock, of which 3,846,760 have been designated Series A Preferred Stock, 2,363,636 have been designated Series B Preferred Stock, 721,455 have been designated Series C Preferred Stock, 2,509,396 shares have been designated as Series C2 Preferred Stock, 835,973 have been designated Series E1 Preferred Stock and 91,621 shares have been designated Series E2 Preferred Stock.  There are as of the date of this Agreement and, subject to the Permitted Closing Exception, there will be on the Closing Date: (A) 18,410,426 shares of Common Stock issued and outstanding; and (B) 10,368,841 shares of Preferred Stock issued and outstanding, consisting of 3,846,760 shares of Series A Preferred Stock, 2,363,636 shares of Series B Preferred Stock, 721,455 shares of Series C Preferred Stock, 2,509,396 shares of Series C2 Preferred Stock, 835,973 shares of Series E1 Preferred Stock and 91,621 shares of Series E2 Preferred Stock.  As of the date of this Agreement and, subject to the Permitted Closing Exception, as of the Closing Date, the Company has no other issued or outstanding shares of capital stock.  Such issued and outstanding shares of Capital Stock are held of record by the Persons and in the amounts listed on Schedule 5.2(a)(i).  All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All issued and outstanding shares of Capital Stock were issued in compliance with applicable law and the Company’s Charter Documents. No issued and outstanding shares of Capital Stock were issued in violation of any preemptive or similar rights of any Person.  No shares of Capital Stock are held as treasury stock or are owned by the Company.  Except as set forth on Schedule 5.2(a)(iii), as of the date of this Agreement there are no accrued dividends remaining unpaid with respect to any shares of Capital Stock.  All accrued dividends on any shares of Capital Stock will be extinguished in connection with the Merger and no holder of any such share will be entitled to any such divided from and after the Closing.  Each share of Preferred Stock is convertible into the number of Shares of Common Stock set forth on Schedule 5.2(a)(i).  Except as set forth in the Shareholder Agreements, the Stock Plan (together with any related award agreement), the Company’s Charter Documents or as set forth on Schedule 5.2(a)(ii), there are no Company Contracts (A) with respect to the voting of any shares of Capital Stock or which restrict the transfer of any such shares or (B) obligating the Company to repurchase, redeem, exchange, sell or otherwise acquire or retire any shares of capital stock or other securities of the Company.  All shares of Capital Stock are certificated.

(b)The Company has reserved 43,213,000 shares of Common Stock for issuance under the Stock Plan, as to which, as of the date of this Agreement and, subject to the

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Permitted Closing Exception, as of the Closing Date, Company Options to purchase an aggregate of 35,384,585 shares of Common Stock are outstanding and Company Options to purchase an aggregate of 7,828,415 shares of Common Stock remain available for future grants.  Schedule 5.2(b)(i) accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted; and (iv) the exercise price per share of Common Stock purchasable under such Company Option.  No Company Option shall be subject to any accelerated vesting in connection with the Merger, except as set forth in Schedule 5.2(b)(ii).  The Company has made available to Parent an accurate and complete copy of the Stock Plan and all contracts pursuant to which the Company Options set forth on Schedule 5.2(b)(i) were granted.  Except (A) for this Agreement, (B) as set forth in Schedule 5.2(a)(i), Schedule 5.2(b)(i) or the Shareholder Agreements, or (C) with respect to any rights exercisable by the Company pursuant to the Stock Plan (together with any related award agreement), there are no other outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of the Company, and except for the Stock Plan (together with any related award agreement) and the Shareholder Agreements, there are no contracts by which the Company is or may become bound to issue additional shares of capital stock or other securities or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or other securities of the Company.  The Company does not have outstanding or authorized any phantom equity, profit participation or similar rights.

(c)The Company does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.

5.3No Conflict; Consents.

(a)Except as set forth on Schedule 5.3(a) and subject to the adoption and approval of this Agreement by the Required Shareholder Vote, the execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party, the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof and thereof, and the performance by the Company of its obligations hereunder and thereunder, do not and will not (whether after the giving of notice, lapse of time or both): (i) violate, conflict with or result in a default under or breach of, give rise to a right of termination, modification or cancellation of, require any notice, filing, consent, payment or approval under, or result in the acceleration or loss of any material right or material obligation under any Material Contract, Company Permit or Insurance Policy; (ii) conflict with, or result in a violation of, any provision of any Charter Documents of the Company; (iii) violate or result in a violation of, or constitute a material default under (whether after the giving of notice, lapse of time or both), any provision of any law, regulation or rule, or any order of, any court or other Governmental Body applicable to the Company or any of its properties or assets, except in the case of clauses (i) and (iii), as would not be materially adverse to the Company.

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(b)Except as set forth on Schedule 5.3(a), no notice to, declaration or filing with, or consent or approval of any United States federal, state, municipal or local, or any supra‑national or non‑U.S., government, political subdivision, municipality, governmental, quasi-governmental, regulatory or administrative authority, instrumentality, agency body or commission, court, tribunal or judicial or arbitral body (each, a “Governmental Body”) or other Person, is required by or with respect to the Company in connection with the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, or the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof and thereof, except for: (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California; and (iii) any additional notice, declaration or filing with, or consent or approval of, any Governmental Body, where the failure to notify, declare, file or obtain the approval thereof would not be materially adverse to the Company.

5.4Financial Statements.

(a)The Company has delivered to Parent the following financial statements, accurate and complete copies of which are attached hereto as Schedule 5.4(a) (collectively, the “Financial Statements”):

(i)the audited consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of income, stockholders’ deficit and cash flows and the notes thereto) of the Company as of and for the fiscal year ended December 31, 2016;

(ii)the audited consolidated financial statements (consisting of the consolidated balance sheet and the related consolidated statements of income, stockholders’ deficit and cash flows and the notes thereto) of the Company as of and for the fiscal year ended December 31, 2017;

(iii)the unaudited consolidated financial statements (consisting of the consolidated balance sheet (the “Base Balance Sheet”) and the related consolidated statements of income and cash flows) of the Company as of and for the nine months ended September 30, 2018; and

(iv)the unaudited reconciliation financial statements of the Company.

The Financial Statements (A) are consistent in all material respects with the books and records of the Company; (B) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes and are subject to year-end adjustments (none of which will be material to the Company)) applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects the financial position of the Company as of the dates indicated therein and the results of the Company’s operations and cash flows and changes in stockholders’ deficit of the Company for the periods then ended, subject to year-end adjustments and the absence of footnotes in the case of the unaudited Financial Statements (none of which will be material to the Company).

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(b)The Company does not have any indebtedness or liabilities, other than those (i) fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto, (ii) incurred in the Ordinary Course of Business since the date of the Base Balance Sheet (none of which is a liability for breach of contract or warranty or involves a tort, infringement, a claim or an environmental, health or safety matter or other proceeding by or before any Governmental Body), (iii) incurred in connection with the execution of this Agreement, the other Transaction Documents and/or the Contemplated Transactions and included in the Company Transaction Expenses, Indebtedness or as a liability in Net Working Capital (in each case, as finally determined), or (iv) set forth on Schedule 5.4(b).

(c)The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to such differences.

(d)The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.

(e)The accounts receivable reflected on the Base Balance Sheet and the accounts receivable arising after the date thereof: (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business of the Company to Persons other than Affiliates or Related Parties of the Company or any Securityholder; and (ii) constitute only valid claims of the Company and are not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business of the Company.

(f)The Company has no Indebtedness, except as described on Schedule 5.4(f).

5.5Operating in Ordinary Course of Business.  Since December 31, 2017 to the date of this Agreement, there has not been any Company Material Adverse Effect.  Except as set forth on Schedule 5.5, since December 31, 2017 to the date of this Agreement, the Company has operated only in the Ordinary Course of Business and, without limiting the generality of the foregoing, has not (except as expressly contemplated by this Agreement or any other Transaction Document):

(a)amended or permitted the adoption of any amendment to any of its Charter Documents, or effected any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(b)issued, sold, pledged, transferred or disposed of, or agreed to issue, sell, pledge, transfer or dispose of, any shares of capital stock or other securities of the Company (other than the issuance of any Company Option, or the issuance of any share of Common Stock upon

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the exercise of any Company Option or the conversion of any share of Preferred Stock), or issued or became a party to any subscriptions, warrants, rights, options, convertible securities or other contracts relating to any issued or unissued shares of capital stock or other securities of the Company (other than this Agreement and the other Transaction Documents, and any award agreement made available to Parent prior to the date hereof and entered into, or any Company Option issued, under the Stock Plan in the Ordinary Course of Business of the Company);

(c)redeemed, purchased or otherwise acquired any outstanding shares of capital stock or other securities of the Company or declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities;

(d)amended in any material respect or terminated any Material Contract or contract that would have constituted a Material Contract if not for such amendment or termination;

(e)adopted, entered into, terminated or amended any Benefit Plan, made any contribution to any Benefit Plan (other than regularly scheduled contributions required under the terms of the applicable Benefit Plan or contributions required to comply with applicable law), materially increased the compensation or benefits of any officer or employee, granted any new right to severance or termination pay to any present or former officer, director, employee or consultant (whether employees or individual consultants), granted any Company Option or other stock option, accelerated or took any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits of any current or former employee or independent contractor, hired or terminated the employment or service of any employee or independent contractor with base compensation that exceeds the annualized rate of $200,000 (other than resignations not initiated by the Company);

(f)acquired (including by merger, consolidation or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation or the sale of an equity interest or assets), leased, exclusively licensed or disposed of any material assets, except for fair consideration in the Ordinary Course of Business;

(g)incurred any damage, destruction or loss (whether or not covered by insurance) to any material property or asset of the Company in excess of $250,000;

(h)mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrances) any of its material assets;

(i)made any loans, advances or capital contributions to, or investment in the equity securities of, any other Person;

(j)entered into any joint venture or strategic partnership;

(k)incurred any Indebtedness;

(l)(A) paid, discharged or satisfied any material claim or material liability, other than claims or liabilities arising in the Ordinary Course of Business; or (B) cancelled,

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compromised, waived or released any material right or material claim, other than rights or claims arising in the Ordinary Course of Business;

(m)incurred or committed to incur any material capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the Ordinary Course of Business in accordance with the budget of the Company made available to Parent prior to the date hereof;

(n)made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable law;

(o)made any material change in the Company’s cash management practices or its policies, practices or procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(p)entered into any new line of business or abandoned or discontinued any existing line of business;

(q)incurred any cargo losses or other damages or losses with respect to the goods of any third party in excess of $250,000 with respect to any one event or series of related events;

(r)(A) made, changed or rescinded any material election relating to Taxes; (B) amended any material previously filed Tax Return; or (C) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of a material amount of Taxes; or

(s)authorized or committed or agreed to take any action described in this Section 5.5.

5.6Litigation.  Except as set forth on Schedule 5.6(i), the Company is not, and in the last three (3) years prior to the date of this Agreement has not been, a party (either as plaintiff or defendant or otherwise) to any material litigation, action, suit, complaint, proceeding, claim, arbitration or, to the Company’s knowledge, investigation by or before any Governmental Body which is or was pending or, to the Company’s knowledge, threatened against or by the Company.  Except as set forth on Schedule 5.6(ii), the Company is not subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Body.

5.7Taxes.

(a)Except as set forth on Schedule 5.7:

(i)The Company has timely filed all income and other material Tax Returns required to be filed by it in accordance with all laws.  All such Tax Returns were true, correct, and correct in all material respects.

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(ii)The Company has timely paid or caused to be timely paid all Taxes due and owing (whether or not shown on any Tax Return).

(iii)Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Body has asserted by written notice, or otherwise to the knowledge of the Company, that the Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pay Taxes.  The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(iv)No federal, state, local or foreign audits or other administrative proceedings or court proceedings are in progress, pending or to the Company’s knowledge, threatened with regard to any Taxes or Tax Returns of the Company.

(v)The Company has not granted any waiver of any statute of limitations with respect to, or any extension of period for the assessment of, any material Tax.

(vi)All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected, including (A) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (B) all sales, use, ad valorem, and value added Taxes.  All such Taxes and other assessments have been paid over to the proper Governmental Bodies.

(vii)There are no Encumbrances for Taxes upon the assets of the Company, except for Encumbrances (i) relating to current Taxes not yet due and payable or (ii) which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP.

(viii)The Company has neither engaged in nor has it been a party to any transaction that could affect the Tax liability for any taxable year not closed by the applicable statute of limitations (A) which is a “reportable transaction”; (B) which is a “listed transaction”; or (C) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

(ix)Other than with respect to the SupplyPike Agreements, since the date of the Base Balance Sheet, the Company has not (A) incurred any Taxes outside the Ordinary Course of Business; (B) changed a method of accounting for Tax purposes; (C) surrendered any right to a Tax refund; (D) entered into any contract with any Governmental Body (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax matter; (E) changed an accounting period with respect to Taxes; (F) filed an amended Tax Return; (G) changed or revoked any material election with respect to Taxes; or (H) made any material Tax election inconsistent with past practices.

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(x)The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction.  The aggregate unpaid Taxes of the Company do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Base Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(xi)The Company does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Governmental Body that relates to the Taxes or Tax Returns of the Company.  No power of attorney granted by the Company with respect to any Tax is currently in force.

(xii)The Company has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.  The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(xiii)The Company has never been a member of any Affiliated Group (other than an Affiliated Group, the common parent of which is the Company).  The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), or otherwise.  The Company is not bound by any Tax allocation or Tax sharing contract with any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes.  All amounts payable with respect to (or by reference to) Taxes pursuant to any such agreements entered into in the Ordinary Course of Business have been timely paid in accordance with the terms of such agreements.

(xiv)Except for shares of the Company stock for which a valid and timely election has been made under Section 83(b) of the Code, as of the Closing Date, no outstanding share of stock of the Company is subject to a “substantial risk of forfeiture” for purposes of Section 83 of the Code.

(xv)The Company has not agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Sections 409A or 4999 of the Code.

(xvi)The Company is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (A) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (B) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income

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Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (C) any prepaid amounts received on or prior to the Closing Date; (D) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); or (E) a contract entered into with any Governmental Body (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing relating to Tax matters; (F) the application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. laws); or (G) an election made pursuant to Section 965 of the Code.  The Company has not made an election (including a protective election) pursuant to Section 108(i) of the Code.  The Company has no “long term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(xvii)The Company is not (and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.  The Company does not own an interest in any Flow-Thru Entity.  The Company does not use the cash basis method of accounting.

(xviii)The Company does not have any item of income, gain, loss, expense, or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local, or non-U.S. laws).

(b)Schedule 5.7(b) lists all Tax Returns with respect to the Company for taxable periods ended on or after December 31, 2012 that have been audited or for which any written notice has been received from any Governmental Body of any pending or threatened audit or other examination, and indicates those Tax Returns, if any, that currently are the subject of audit.  The Company has made available to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2012.

(c)Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.7, Section 5.5(r) and Section 5.8 shall constitute the only representations and warranties by the Company with respect to Tax matters.

5.8Employee Benefit Plans.

(a)Schedule 5.8(a) sets forth all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all other material benefit plans, programs, policies and arrangements, and all other material stock option, bonus, severance, retention, employment plans or agreements, in each case currently maintained, sponsored or contributed to by the Company for the benefit of any current or former employee of the Company or with respect to which the Company would reasonably be expected to have any material liability, whether contingent or otherwise (the “Benefit Plans”).  Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) or has any liability under or with respect to any “employee pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” (as defined in Section 3(37) of ERISA).  None of the Benefit Plans provide for post-employment life or health insurance benefits for any participant or any beneficiary of a

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participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state law) and at the expense of the participant or the participant’s beneficiary.

(b)The Benefit Plans have been administered in all material respects in accordance with the terms of such Benefit Plans and all applicable laws including ERISA and the Code.  Each Benefit Plan that is intended to qualify under Section 401(a) of the Code (each, a “401(k) Plan”) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.  No material litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan.  All material payments and/or contributions required to have been made with respect to all Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Benefit Plan and applicable law.

(c)Except as expressly contemplated by this Agreement or as set forth on Schedule 5.8(c), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee or other service provider of the Company, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Benefit Plan or (iv) give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Code Section 4999 (in each case, determined without regard to the exceptions provided for in Section 280G(b)(5) (and any waivers obtained pursuant to Section 8.2)).

(d)The per share exercise price of each Company Option is no less than the fair market value of a share of Common Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code.  Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(e)There have been no “prohibited transactions” that have resulted in or would result in a material liability (as described in section 406 of ERISA or section 4975 of the Code that is not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Benefit Plan and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction.

(f)The Company, and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) is currently in compliance in all material respects with the Healthcare Reform Laws and no event has occurred, and no conditions or circumstances exist, that would reasonably be expected to subject the Company or any Health Plan to material penalties that or excise taxes under Sections 4980D, 4980H or 4980I of the Code.  To the Company’s knowledge, there have been no acts by the Company which have given, or could reasonably be expected to give, rise to any material interest, fines, penalties, taxes or related

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charges under Chapters 43, 47 or 100 of the Code for which the Company has or could reasonably be expected to have liability.

(g)Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Employee Benefit Plan.

5.9Real and Personal Property.

(a)The Company does not currently own, and has never owned, any real property.

(b)Schedule 5.9(b) sets forth a list of all real property leased or subleased, licensed, possessed or occupied, by the Company (excluding (x) the Company’s occupancy or use of warehouses pursuant to warehouse partner agreements or arrangements entered into, made or carried out in the Ordinary Course of Business of the Company between the Company and any of its warehouse partners and (y) any home addresses of any employees that work from home) (including the buildings, structures, improvements and fixtures thereon, the “Leased Real Property”).  All leases, subleases and licenses relating to the Leased Real Property (together with all amendments, modifications and supplements thereof and each as so amended, modified, or supplemented, a “Lease” and collectively, the “Leases”) and all guaranties, subordinations and other material contracts related thereto are identified on Schedule 5.9(b).  True and correct copies of all Leases and such other material contracts have been made available to Parent.  With respect to each Lease, including each Lease listed on Schedule 5.9(b):

(i)(A) such Lease is in full force and effect and is a legal, valid and enforceable contract against the Company, and to the knowledge of the Company, the counterparty to such Lease, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (B) the Company has a valid leasehold interest or license in each parcel or tract of Leased Real Property that is the subject of such Lease free and clear of all Encumbrances other than Permitted Encumbrances;

(ii)(A) the Company is not in material default under or in material breach of such Lease nor, to the Company’s knowledge, is any other party in material default under or in material breach of such Lease, (B) the Company has not received or given any written or, to the Company’s knowledge, oral notice of any default or breach of such Lease and (C) no event has occurred which (with notice, lapse of time or both) would

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constitute a material default or material breach of such Lease by the Company or, to the Company’s knowledge, any other party to such Lease;

(iii)the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder;

(iv)excluding the Sublease, the Company has not subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property that is the subject of such Lease, and there are no Persons (together with their respective officers, employees, agents and other authorized representatives acting for and on behalf thereof), other than the Company and, with respect to the premises subject to the Sublease, SupplyPike, occupying or using or having a right to occupy or use such Leased Real Property;

(v)the Company does not owe, nor will owe in the future with respect to actions taken prior to Closing, any brokerage commissions or finder’s fees arising in connection with such Lease (and, for the avoidance of doubt, excluding any brokerage commissions or finder’s fees required to be disclosed on Schedule 5.17); and

(vi)none of the parties thereto (other than the Company and, with respect to the Sublease only, SupplyPike) is an Affiliate of the Company or a Securityholder or, to the knowledge of the Company, a Related Party of the Company.

(c)The Leased Real Property is: (i) in good and safe operating condition and repair in all material respects, and free from any material structural, physical and mechanical defects; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; (iii) available for use in and sufficient in all material respects for the purposes and demands of the business and operation of the Company as currently conducted.

(d)Except as set forth on Schedule 5.9(d), the Leased Real Property constitutes all of the real property in which the Company has interest and all of the real property used in the operation of its business as currently conducted.

(e)The Company is not obligated under and is not a party to any contract pursuant to which it has the obligation to hereafter purchase or otherwise acquire, or sell, convey, assign, transfer or dispose of, any real property, part thereof or interest therein.

(f)To the knowledge of the Company, there are no actions, suits or proceedings pending or threatened in writing against the Leased Real Property, including in the nature of condemnation, eminent domain or other taking by a Governmental Body or similar proceedings.

(g)Except as set forth on Schedule 5.9(g), the Company has good and valid title to, or holds a valid leasehold interest in, all of the tangible personal property and assets which are shown on the Base Balance Sheet or have been acquired after the date of such Base Balance Sheet, free and clear of any Encumbrances, except for (1) assets which have been disposed of since the date of the Base Balance Sheet in the Ordinary Course of Business (none of which are material) or pursuant to any of the SupplyPike Agreements and (2) (i) Encumbrances set forth on Schedule 5.9(g), (ii) fees, assessments or other governmental charges which are not delinquent or remain

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payable without penalty, (iii) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business for amounts that are not delinquent, (iv) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (v) Encumbrances securing capital lease obligations set forth on Schedule 5.9(g), (vi) with respect to any Leased Real Property, any interest or title of a lessor or sublessor, as lessor or sublessor, under any Lease, (vii) any precautionary uniform commercial code financing statements filed under any lease and (viii) with respect to any Leased Real Property, Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby (the Encumbrances listed in items (i) through (viii) above are collectively, “Permitted Encumbrances”).  Each such item of tangible personal property is in all material respects in good and safe operating condition and repair and free from any material defects, subject to ordinary wear and tear.  The Company owns or has the valid right to use all assets and properties used by the Company in the operation of its business as currently conducted, and such assets and properties are available for use in and sufficient in all material respects for the purposes and demands of the business and operation of the Company as currently conducted.  None of the SupplyPike Assets (as defined in the Separation Agreement) are used in, or necessary for the operation of, the business and operation of the Company as currently conducted (other than as contemplated by the License Agreement and the Transition Services Agreement).

5.10Labor and Employment Matters.

(a)Schedule 5.10(a)(i) contains a list of all current Company employees as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each such employee: (i) his or her name; (ii) his or her position or title (including whether full time or part time); (iii) his or her date of hire; (iv) his or her annual base salary or hourly wage; (v) annualized target bonus or commissions;  (vi) whether such employee is classified as exempt or non-exempt for wage and hour purposes; (vii) office or other work location; (viii) employment status (i.e., active or description of leave); and (ix) any severance entitlement.  Schedule 5.10(a)(ii) accurately sets forth with respect to each individual who is currently retained, as of the date of this Agreement, as an independent contractor of the Company, (i) the name of such independent contractor; (ii) the date as of which such independent contractor was originally engaged by the Company; (iii) a brief description of such independent contractor’s services, duties and responsibilities; (iv) rate of fees for services performed; and (v) any contract to which the Company is a party to with such independent contractor.

(b)Except as set forth on Schedule 5.10(b), the Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours (including overtime wages and wage statements), labor, wrongful termination, negligent hiring, equal employment, pay equity, meal and rest periods, immigration status, workers’ compensation, tax withholding and worker classification.

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(c)The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union.  The Company is not subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union nor is there pending or, to the Company’s knowledge, threatened, any material labor strike, work stoppage, or lockout involving the Company and no such disputes have occurred within the past three (3) years.  Within the past three (3) years, the Company has not committed any unfair labor practice, and there are no pending or, to the Company’s knowledge, threatened unfair labor practice charges or complaints against the Company.

(d)As of the date hereof and, except to the extent reflected as a liability in Estimated Net Working Capital, Estimated Indebtedness or Estimated Unpaid Transaction Expenses, as of the Closing Date, all compensation, including wages, earned commissions, benefits, overtime, cash-outs of accrued and unused vacation, paid time off, other leave or severance and earned bonuses, payable to all present or former employees, present or former independent contractors or consultants of the Company for services performed within the past four (4) years, respectively, have been or, as of the Closing Date, will be paid in full.  The Company is not liable for any payments to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other employee benefits.

(e)All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable laws.  All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.  There are no actions, claims, litigation or proceedings against the Company pending or, to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Body in connection with the employment of any present or former applicant, employee, consultant or independent contractor of the Company, including any charge or complaint related to alleged employment discrimination, harassment, retaliation, equal pay or other employment-related matter arising under applicable law.

(f)During the prior three (3) years, the Company has not implemented any employee layoffs that would implicate the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law.

(g)Schedule 5.10(g) sets forth a list of each instance in the last three (3) years that the Company has sought to enforce a non-competition, non-solicitation, non-disparagement or similar agreement covering a former employee of the Company and describes the circumstances and outcome of each such attempt.

5.11Contracts and Commitments.

(a)Schedule 5.11(a) sets forth:

(i)each Company Contract (x) with any vendor required to be listed on Schedule 5.20 or (y) with any other vendor for the supply of any products or services to the Company and requiring payments or reasonably expected to require payments by the

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Company, individually or in the aggregate under such Company Contract, in excess of $250,000 in fiscal year 2018 or any future fiscal year;

(ii)each Company Contract (x) with any customer required to be listed on Schedule 5.20 or (y) with any other customer for the purchase of any products or services from the Company and requiring payments or reasonably expected to require payments to the Company, individually or in the aggregate under such Company Contract, in excess of $1,000,000 in fiscal year 2018 or any future fiscal year;

(iii)each Company Contract between the Company and any Company Associate pursuant to which: (A) benefits would vest or amounts would become payable by virtue of the consummation of the Contemplated Transactions (whether alone or upon the occurrence of any additional or subsequent events); (B) the Company is obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Company Associate; and/or (C) the Company is obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Associate;

(iv)each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Leased Real Property and each Company Contract or other right pursuant to which the Company uses or possesses any personal property for amounts in excess of $200,000 in fiscal year 2018 or any future fiscal year;

(v)each Company Contract or other right pursuant to which the Company leases as lessor any personal property for amounts in excess of $200,000 in fiscal year 2018 or any future fiscal year;

(vi)any Company Contract with, or for the material benefit of, any director, officer or management level employee of the Company, or any member of his or her Immediate Family or any Affiliate of any of such Persons, including any Company Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person, but excluding (A) any contract that terminates or expires in its entirety as of the Effective Time without liability on the part of the Company, (B) contracts with any such director, officer or management level employee of the Company related to wages, bonuses, employee benefits, other compensation or other employment matters in the Ordinary Course of Business and (C) contracts relating to the issuance of securities of the Company that have been made available to Parent prior to the date hereof;

(vii)any Company Contract imposing any restriction on the Company: (A) to engage, participate or compete in any line of business, market or geographic area; (B) to engage in any aspect of the Company’s business; (C) to exploit any Intellectual Property (other than restrictions with respect to any Intellectual Property that is licensed to the Company); (D) to exploit any Company Intellectual Property; (E) that contain any “most favored nation” or “most favored customer” or similar provision; or (G) to solicit or hire any prospective employee, consultant, contractor, customer or supplier;

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(viii)any Company Contract: (A) granting exclusive rights, rights of first refusal or rights of negotiation to develop, license, market, distribute, sell or deliver any Company Product or Company Intellectual Property; (B) otherwise contemplating an exclusive relationship between the Company and any other Person relating to the operation of the business of the Company; or (C) that contains any rebate arrangement other than in the Ordinary Course of Business and that is not material to the Company;

(ix)each Company Contract creating or involving any agency relationship, reseller, distributor, sales representative or other Person involved in the marketing, sale of solicitation of orders for any Company Product;

(x)any Company Contract relating to any joint venture, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement;

(xi)any Company Contract relating to any transaction in which the Company (or any Subsidiary of the Company) merged with any other Person, acquired any securities or, other than in the Ordinary Course of Business, assets of another Person or, other than in the Ordinary Course of Business, otherwise acquired the rights to any Company Product or any Company Intellectual Property;

(xii)each Company Contract (other than confidentiality and assignment agreements in substantially the standard form entered into with employees and consultants in the Ordinary Course of Business) (A) relating to the acquisition, transfer, development, registration, enforcement or sharing of, or granting any express covenant not to sue or assert under, any Company Intellectual Property (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company), other than Standard Outbound Agreements, or (B) for Licensed Intellectual Property that is incorporated in or used to provide any Company Product or that is otherwise material to the conduct of the business of the Company, other than Standard Inbound Agreements;

(xiii)any Company Contract with any labor union or association or similar body representing or purporting to represent any employee of the Company;

(xiv)any Company Contract providing: (A) for or otherwise contemplating the sale or other disposition of any of the assets of the Company, other than in the Ordinary Course of Business; or (B) for the grant to any Person of any rights to purchase any of the assets of the Company, other than in the Ordinary Course of Business;

(xv)any Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness or imposing an Encumbrance (other than Permitted Encumbrances) on any of the assets of the Company;

(xvi)any Company Contract with a Governmental Body;

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(xvii)any Company Contract pursuant to which any party is required to purchase or sell a minimum or fixed amount of products or services from or to another party;

(xviii)any Company Contracts involving or reasonably expected to involve aggregate consideration in excess of $1,000,000 per annum and which, in each case, cannot be cancelled by the Company without material penalty or without more than one hundred twenty (120) days’ notice;

(xix)any settlement agreements in connection with any material litigation, material claim or material proceeding having continuing effect on the Company;

(xx)any Company Contracts or arrangements with any staffing company, temporary employee agency, professional employer organization or similar company or service provider; and

(xxi)any Company Contracts between the Company, on the one hand, and any Securityholder or, to the knowledge of the Company, any Related Party of the Company, on the other hand.

(b)Each of the contracts set forth on or required to be set forth on Schedule 5.11(a), and each of the contracts set forth on Schedule 5.12(i) (collectively, the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  To the Company’s knowledge and except as expressly stated on Schedule 5.11(b), each of the Material Contracts is legal, valid, binding and enforceable against the counterparties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor, to the knowledge of the Company, any other party to any Material Contract, is in breach or default under any Material Contract in any material respect.  The Company has not received any written or to the Company’s knowledge, oral notice of any such breach or default.  No event has occurred which (with notice, lapse of time or both) would constitute a material default or material breach of any Material Contract by the Company or, to the Company’s knowledge, any other party to any such Material Contract.  The Company has not exercised any termination rights with respect to any Material Contract or received written notice (and does not otherwise have knowledge) of any such exercise from any other party thereto.  No party to any Material Contract has given written notice to the Company, and the Company has no knowledge, of any material dispute with respect thereto.  The Company has made available to Parent true and correct copies of each Material Contract (including all amendments, modifications or supplements thereto).

5.12Intellectual Property.

(a)For purposes of this Agreement, the term “Intellectual Property” means all worldwide (i) patents, utility models, industrial design registrations, registered and unregistered

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trademarks and service marks, certification marks, trade dress, brand names, trade names, domain names and other source or business identifiers, copyrights, works of authorship, mask works, database rights, design rights, and rights under applicable U.S. state trade secret laws as are applicable to know-how, inventions (whether or not patentable), invention disclosures and other confidential and proprietary information, including algorithms, source code, methods, processes, data analytics, customer lists, supplier lists, pricing information, product roadmaps, business plans and product plans; (ii) applications for and registrations and issuances of any of the foregoing, including all provisionals, continuations, continuations-in-part, reissues and reexaminations, and renewals and extensions of any of the foregoing; (iii) all similar intellectual property and proprietary rights; and (iv) all common law rights in and goodwill and moral rights associated with any of the foregoing.  Schedule 5.12(a) sets forth a complete and accurate list of all Company Intellectual Property that is issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (collectively, “Company Registered Intellectual Property”), and all domain names registered in the name of the Company and applications and registrations therefor.

(b)Except as set forth on Schedule 5.12(b), the Company is the exclusive owner of all Company Intellectual Property, or has the right to use, pursuant to a valid contract, all Intellectual Property of a third Person used in connection with the business of the Company (“Licensed Intellectual Property”), in each case, free and clear of all Encumbrances (other than Permitted Encumbrances).  To the knowledge of the Company, the patents and registrations included in the Company Registered Intellectual Property are valid and enforceable and the applications included in the Company Registered Intellectual Property are validly applied-for.

(c)Except as set forth on Schedule 5.12(c), the Company is not a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property owned by any other Person (“Third Party Rights”) against the Company, or challenging the ownership, use, registration, validity or enforceability of any Company Intellectual Property, and no such claim has been asserted or threatened in writing against the Company by any Person in the last three (3) years.

(d)Neither the operation of the business of the Company nor any Company Product, or the manufacture, importation, use, offer for sale, sale, licensing or distribution of any Company Product, has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Third Party Rights.

(e)To the knowledge of the Company, there is no infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property and the Company has not asserted or threatened any such claim against any Person in the last three (3) years.

(f)All former and current employees, consultants and contractors of the Company that have made material contributions to any Company Intellectual Property have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings, works of authorship and information relating to the business of the Company; and in each case where a patent is held

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by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(g)All Company Registered Intellectual Property has been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company has abandoned or permitted to expire or be cancelled in its reasonable business judgment.

(h)The Company has taken reasonable security measures to protect the confidentiality of the subject matter of all trade secrets and other material confidential information included in the Company Intellectual Property, including requiring each employee and consultant and any other person with access to such trade secrets to execute a binding confidentiality agreement, and, to the knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(i)Schedule 5.12(i) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which the Company is a party (i) granting any other Person the right to use any Company Intellectual Property (other than (A) non-disclosure agreements entered into in the Ordinary Course of Business, (B) non-exclusive licenses of the Company Products to end-users or resellers, distribution, retail, sales representatives or other channel partners or manufacturers pursuant to agreements entered into in the Ordinary Course of Business substantially in the form of the Company’s forms of such agreements, copies of which have been made available to Parent, and (C) agreements with contractors or vendors involving the use of Company Intellectual Property or Company Products for the sole benefit of the Company) (collectively, “Standard Outbound Agreements”), or (ii) pursuant to which the Company is authorized to use any Third Party Rights, which are incorporated in, are, or form a part of any Company Product or which are otherwise used by the Company in its business as currently conducted (other than (X) licenses for Open Source Software (as defined in Section 5.12(l) below), (Y) generally commercially available off-the-shelf software that is made available for a cost of less than $15,000 per year for a single user or work station (or $50,000 in the aggregate for all users and work stations), and (Z) agreements for materials used in connection with the manufacture of Company Products entered into in the Ordinary Course of Business (collectively, “Standard Inbound Agreements”)).

(j)The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Company Product.  All such source code has been held in strict confidence and the Company has not provided or disclosed any source code of any Company Product to any person or entity, other than employees, consultants and service providers of the Company who are bound by confidentiality agreements.  The Company is in possession of or has access to all documentation relating to the Software currently used in the business of the Company that is reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software.

(k)The Company Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices intended to disrupt or interfere with the operation of the Company Products or equipment upon which the Company Products operate, or the integrity

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of the data, information or signals the Company Products produce in a manner adverse to the Company or any customer, licensee or recipient.  The Company Products conform in all material respects with all specifications, representations and warranties conveyed by the Company to its customers and are free of any material defects or deficiencies and have been maintained by the Company in accordance with its contractual obligations to customers and industry standards.

(l)None of the Company Products contain, incorporate, link or call to or otherwise use Open Source Software (as defined below), in a manner that obligates the Company to disclose, make available, offer or deliver any portion of the source code of such Company Product or component thereof to any third party other than the applicable Open Source Software or otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use, allow third parties to use or distribute any Company Product or to enforce any Company Intellectual Property, in each case, other than such Open Source Software itself.  “Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as open source, free software, copyleft or community source code license (including to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(m)The consummation of the Contemplated Transactions will not, pursuant to a Contract, order, writ, judgment, or injunction by which the Company is bound as of the date of the Agreement, result in the loss or impairment of the Company’s right to own any Company Intellectual Property or to use any Licensed Intellectual Property.  Immediately subsequent to the Closing, the Company Intellectual Property and all Licensed Intellectual Property (i) will be owned or available for use by the Company on terms and conditions identical to those under which the Company owns the Company Intellectual Property or uses the Licensed Intellectual Property immediately prior to the Closing, without payment of additional fees incurred due to the Contemplated Transactions and (ii) together with the Intellectual Property licensed to the Company under the License Agreement, is sufficient for the continued operation of the business of the Company as currently conducted, including the development of the Company Products as currently done by the Company.

(n)Subject to the Company’s Web Site, Privacy Policy and Terms of Use, all User Data, Personal Data, and other individually-identifiable data and information stored or processed by or on behalf of the Company (collectively, “Company Data”) is owned by the Company, free and clear of all Encumbrances and the Company’s ownership and use thereof are not subject to any restrictions in any contract.  The Company has all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, transmit, distribute and

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otherwise exploit the Company Data, including in connection with the operation of the businesses of the Company

5.13Privacy Matters.

(a)Schedule 5.13(a) contains each Company Privacy Policy currently in effect and identifies, with respect to each Company Privacy Policy, the period of time during which such privacy policy was or has been in effect.  The Company and each Company Web Site, Company Product, Company Software and Company System has complied at all times and in all material respects with all of the then-current Company Privacy Policies and with all other Privacy and Security Requirements. Each Company Privacy Policy states that Personal Data may be transferred in a merger, acquisition, reorganization, or sale of assets and states how Personal Data is Processed by any Company Web Site, Company Product, Company Software and Company System.  The Company has not used any Tracking Applications in a manner that materially violates any applicable Privacy and Security Requirements.  Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the Contemplated Transactions will result in any material violation of any Company Privacy Policy or any other Privacy and Security Requirements or give rise to any right of termination or other right to materially impair or limit the Company’s rights to own or Process any Personal Data used in or necessary for the conduct of the business of the Company.  There is no complaint, proceeding or claim currently pending or, to the Company’s knowledge, threatened against the Company by any private party or any Governmental Body with respect to the Processing of Personal Data.  The Company has not received any written or, to the Company’s knowledge, oral notice of any audit or investigation by any private party or any Governmental Body with respect to the Processing of Personal Data

(b)The Company has not experienced any Security Breaches or material Security Incidents, and the Company has not received any written or, to the knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or material Security Incident.  The Company maintains commercially reasonable systems and procedures intended to receive and respond to complaints regarding the Company’s Processing of Personal Data.

(c)All Company Systems have been properly maintained in all material respects in accordance with a written information security program established in accordance with applicable laws and regulations presently in effect.  The Company Systems are in good working condition.  The Company has not experienced within the past three years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Company System.  The Company has taken all reasonable measures to: (i) secure the confidential information of the Company and each customer, employee, vendor or supplier in the Company’s possession or control; (ii) implement business continuity and disaster recovery plans and (iii) provide for the back-up and recovery of the data and information stored or processed using Company Systems without material disruption or interruption to the conduct of the business of the Company.

(d)The Company has taken commercially reasonable efforts to ensure that third parties who have access to or receive Personal Data from the Company use commercially

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reasonable efforts designed to keep secure all Personal Data and to protect against unauthorized Processing of the Personal Data.

5.14Environmental Matters.  Except as set forth on Schedule 5.14:

(a)The Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Environmental Laws, including all Environmental Laws applicable to its operations and its use of the Leased Real Property.

(b)The Company has not generated, transported, treated or stored, disposed of or arranged for the disposal of, owned or operated any property, including the Leased Real Property, or any facility contaminated by, exposed any Person to, or transported, distributed or sold, any Hazardous Material (including at, on, under or from any real property listed on Schedule 5.9(b) or formerly leased by the Company during the time that the Company leased such real property), in each case, in a manner that has not been in compliance in all material respects with all applicable Environmental Laws, and there has been no Release of any Hazardous Material by the Company at or on the Leased Real Property that requires remediation by the Company pursuant to any applicable Environmental Law or that has resulted in or would reasonably be expected to result in any material liability to the Company; and

(c)Except for those matters that are no longer pending on the date of this Agreement or in the three (3) year period prior to the date hereof, the Company has not: (i) received written notice from any Person regarding any actual or alleged material violation of or material liability or investigatory, corrective, or remedial obligation under any Environmental Law; (ii) received any written request for information, written notice, demand letter, or other written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action or other proceeding or order with respect to any Environmental Law, or (iv) received written notice of any material unsatisfied liability under any Environmental Law.

(d)The Company has provided to Parent all material environmental audits, assessments and reports in the Company’s possession or control, including all Phase I environmental site assessment reports and Phase II reports related to the Leased Real Property and any real property formerly owned, leased or operated by the Company.

5.15Insurance.  Schedule 5.15 sets forth an accurate and complete list of the insurance policies, including the name of the insurer, type and amount of coverage, held by, or for the benefit of, the Company (the “Insurance Policies”), together with a list of all material losses or claims paid, either by the insurers or by the Company under a self-insurance arrangement, including any recoveries or subrogation recoveries, as well as all material pending claims or losses and material claims or losses within the past three (3) years.  With respect to each Insurance Policy described (or required to be described) on Schedule 5.15: (i) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect, and all premiums due and payable have been paid; (ii) the Company has not received any notice of cancellation or termination thereunder and, to the Company’s knowledge, no such cancellation or termination has been threatened; (iii) neither the Company nor, to the knowledge of the Company, any other party to such Insurance Policy is in breach or default in any material respect thereunder, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default by the Company or, to the knowledge of

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the Company, any other party to such Insurance Policy in any material respect; and (iv) there are no claims pending under such Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  The Company has made available to Parent accurate and complete copies of all Insurance Policies.

5.16Compliance with Laws; Permits.

(a)Except as set forth on Schedule 5.16(a), (i) the Company is, and for the last three (3) years prior to the date of this Agreement has been, in compliance in all material respects with all laws, statutes, ordinances, regulations, rules, orders, judgments and decrees of a Governmental Body that is applicable to the Company or by which any property or asset of the Company is bound, and (ii) the Company has not, during the past three (3) years, received any written notice of any claim, action, investigation or proceeding against the Company alleging any failure to comply with any applicable law.

(b)Except as set forth on Schedule 5.16(b), the Company is in possession of, and has been in possession of during the three (3) years prior to the date of this Agreement, all material Permits that are necessary for the Company to own, lease and operate its assets and properties and conduct the business of the Company as currently conducted in compliance, in all material respects, with applicable law (collectively, the “Company Permits”).  Each of the Company Permits is in full force and effect and the Company is not, and during the three (3) years prior to the date of this Agreement has not been, in material default of, or violation in any material respect under, any of the Company Permits.  No suspension, cancellation or modification is pending or, to the Company’s knowledge, threatened, with respect to any of the Company Permits.  To the knowledge of the Company, no event has occurred that with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit.  All fees and charges with respect to such Company Permits that are due from the Company have been or will be paid in full.  Schedule 5.16(b) sets forth a list of the authorities that the Company holds from the Federal Motor Carrier Safety Administration pursuant to 49 U.S.C. § 13904 to operate as an interstate property broker and interstate freight forwarder.  No authority issued to the Company to operate as a property broker and freight forwarder is subject to any pending or, to the Company’s knowledge, any threatened action on the part of any Governmental Body for suspension, revocation, restriction or encumbrance.  To the Company’s knowledge, no Company Permit will be unrenewable upon expiration after payment of routine filing fees and compliance with routine qualification procedures. The Company has made available to Parent accurate and complete copies of all Company Permits.

5.17No Brokers.  Except as set forth on Schedule 5.17 (the fees and expenses of which are included in the Company Transaction Expenses), the Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company or Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

5.18Related Party Transactions.  Except as set forth in Schedule 5.18, no Securityholder or any Affiliate of the Company or, to the Company’s knowledge, Related Party of the Company: (a) owns, directly or indirectly, any equity or other financial or voting interest in any material

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supplier, licensor, lessor, distributor, independent contractor, customer or other material business relation of the Company; (b) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible) that the Company uses in its business; or (c) has any financial interest in any material transaction with the Company or involving any material assets or property of the Company, other than (i) contracts with any director, officer or management level employee of the Company related to wages, bonuses, employee benefits, other compensation or other employment or service provider matters in the Ordinary Course of Business, (ii) contracts relating to the issuance of securities of the Company made available to Parent prior to the date hereof and (iii) as contemplated by the SupplyPike Agreements.

5.19Required Vote.  The affirmative vote or written consent of the holders of: (a) at least a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted to Common Stock basis; (b) at least a majority of the outstanding shares of Common Stock, voting as a separate class; (c) at least a majority of the outstanding shares of Capital Stock, voting as a single class on an as-converted to Common Stock basis; (d) at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class; (e) at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; (f) at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class; (g) at least a majority of the outstanding shares of Series C2 Preferred Stock, voting as a separate class and (h) at least a majority of the outstanding shares of Series E1 Preferred Stock and Series E2 Preferred Stock, voting as a separate class, are the only votes or consents of any class or series of Capital Stock necessary (under the Company’s Charter Documents, the CCC or otherwise) for the adoption and approval of this Agreement and the approval of any Contemplated Transactions (such votes or consents being referred to as the “Required Shareholder Vote”).

5.20Customers and Vendors.  Schedule 5.20 sets forth an accurate and complete (a) list of the top thirty (30) customers of the Company by revenue from such customers, and (b) a list of the top twenty (20) vendors of the Company by dollar value of net purchases from such vendors, for the fiscal year ended December 31, 2017 and for the nine (9) month period ended as of the Base Balance Sheet.  The Company has not received any written, or to the Company’s knowledge, oral indication or threat from any of the customers listed on Schedule 5.20 to the effect that any such customer will stop, materially decrease the rate of, or materially change the payment, price or other material terms with respect to, buying products from the Company.  The Company has not received any written, or to the Company’s knowledge, oral indication from any of the vendors listed on Schedule 5.20 to the effect that any such vendor will stop, materially decrease the rate of, or materially change the payment, price or other material terms with respect to, providing products or services to the Company.  The Company is not involved in any material dispute with any of the customers or vendors listed on Schedule 5.20.

5.21Bank Accounts.  Schedule 5.21 sets forth a list of each of the bank accounts of the Company, together with the authorized signatories for such accounts.

5.22No Illegal Payments.  Neither the Company nor, to the Company’s knowledge, any of the Company’s directors, officers, employees or agents for the purpose of helping the Company has ever directly or indirectly (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Body or other Person or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution

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made by any other Person, to any candidate for federal, state, local or foreign public office.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors, agents, employees or other Persons acting on behalf of the Company has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder or any similar anticorruption or antibribery legal requirements applicable to the Company in any jurisdiction other than the United States.

5.23Disclaimer of Other Representations and Warranties.

(a)Except for the representations and warranties set forth in this Article V and in the Closing Certificate, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Company, its businesses and affairs or the Contemplated Transactions.

(b)Without limiting the generality of the foregoing, except for the representations and warranties set forth in (i) this Article V, (ii) the Closing Certificate, (iii) the Letters of Transmittal and (iv) the Option Cancellation Agreements, neither the Company nor any representative of the Company, nor any of its employees, officers, directors, agents or securityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Company that have been made available to Parent or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Company by the management of the Company or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions.  It is understood that except for the representations and warranties set forth in (i) this Article V, (ii) the Closing Certificate, (iii) the Letters of Transmittal and (iv) the Option Cancellation Agreements, any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions.

(c)Nothing in this Section 5.23 will limit claims or remedies for Actual Fraud (subject, if applicable, to any limitations set forth in Article X).

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally make to the Company the representations and warranties contained in this Article VI as of the date of this Agreement.

6.1Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each has all

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requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its respective business as currently conducted. Merger Sub is a wholly-owned Subsidiary of Parent.

6.2Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent and Merger Sub are parties and to perform their respective obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and each other Transaction Document to which Parent and Merger Sub are parties, and the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action by the board of directors of Parent and the board of directors of Merger Sub.  No other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement and each other Transaction Document to which Parent and Merger Sub are parties and the consummation of the Contemplated Transactions.  This Agreement and each other Transaction Document to which Parent and Merger Sub are parties has been duly and validly authorized, executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof and thereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3No Conflict.  The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent and Merger Sub are parties and the consummation by Parent and Merger Sub of the Contemplated Transactions, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of or consent under, any material contract, agreement, permit, license, authorization or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound (except for such violations, conflicts or defaults, the exercise of such termination right or the failure to obtain such consent as would not, individually or in the aggregate, prevent, materially hinder or materially delay the consummation of the Contemplated Transactions or otherwise prevent, materially hinder or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement), (b) conflict with, or result in, any violation of any provision of the organizational documents of Parent or Merger Sub, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other Governmental Body applicable to Parent or Merger Sub (except for such violations or defaults which would not, individually or in the aggregate, prevent, materially hinder or materially delay the consummation of the Contemplated Transactions or otherwise prevent, materially hinder or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement), or (d) require from Parent or Merger Sub any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party, except for (i) the filing of a pre-merger notification and report by Parent under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (ii) the filing of the Agreement of Merger with the Secretary

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of State of the State of California, and (iii) such other consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to, individually or in the aggregate, (A) prevent, materially hinder or materially delay the consummation of the Merger or (B) otherwise prevent, materially hinder or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

6.4Financing.  Parent has, and will have at the Effective Time, sufficient cash and currently-available funds on hand to enable it to pay the Aggregate Merger Consideration in accordance with the terms of this Agreement.

6.5Litigation.  (a) There is no litigation, action, suit, proceeding, claim, arbitration or, to the knowledge of Parent or Merger Sub, investigation pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, nor (b) is Parent or Merger Sub subject to any outstanding order, writ, judgment, injunction or decree that, in each case of clauses (a) and (b), would, individually or in the aggregate, (a) prevent, materially hinder or materially delay the consummation of the Merger or (b) otherwise prevent, materially hinder or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement.

6.6No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions.  As of the date hereof and as of the Effective Time, except for (a) obligations or liabilities incurred in connection with its incorporation or organization and (b) this Agreement and each other Transaction Document to which Parent and Merger Sub are parties, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.7Inspection; No Other Representations.  Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions.  Each of Parent and Merger Sub acknowledges that (a) the Company and the securityholders of the Company do not make any representation or warranty with respect to, nor shall such Persons have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company, (ii) any other information or documents made available to Parent or Merger Sub or their counsel, accountants or advisors with respect to the Company, or any of their businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Contemplated Transactions), or (iii) the completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or their representatives, and (b) neither Parent nor Merger Sub has relied or will rely upon any of the information described in subclauses (i), (ii) and (iii) of clause (a) above or any other information, representation or warranty, whether express or implied or otherwise, except in each case of clauses (a) and (b), for the representations and warranties set forth in (1) Article V, (2) the Closing Certificate, (3) the Letters of Transmittal and (4) the Option Cancellation Agreements, in negotiating, executing,

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delivering and performing this Agreement and the Contemplated Transactions.  Nothing in this Section 6.7 will limit claims or remedies for Actual Fraud (subject, if applicable, to any limitations set forth in Article X).

Article VII
CONDUCT OF BUSINESS PENDING THE MERGER

7.1Conduct of Business Prior to Closing.  Except as (A) required by applicable law, (B) expressly provided for or expressly permitted in this Agreement or any other Transaction Document, (C) set forth in Schedule 7.1 or (D) consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the execution and delivery of this Agreement by all parties hereto and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall (i) act and carry on its business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to maintain and preserve its material business organization, employees, assets and properties.  Without limiting the generality of the foregoing, except as (1) required by applicable law, (2) expressly provided for or expressly permitted in this Agreement or any of the other Transaction Documents, (3) set forth in Schedule 7.1 or (4) consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not:

(a)split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(b)declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of shares in connection with the termination of the service relationship with any employee or other service provider;

(c)authorize for issuance, issue, sell, pledge or transfer or agree or commit to issue, sell, pledge or transfer (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (other than the issuance of shares of Common Stock upon the conversion of Preferred Stock that are outstanding on the date of this Agreement, or shares of Common Stock upon the exercise of a Company Option outstanding on the date of this Agreement) or become a party to any subscriptions, warrants, rights, options, convertible securities or other contracts relating to any issued or unissued shares of capital stock or other securities of the Company (other than this Agreement and the other Transaction Documents);

(d)make any change or amendment to its Charter Documents;

(e)amend in any material respect or terminate any Material Contract or enter into any contract that would have constituted a Material Contract if in effect on the date hereof;

(f)make any loans or advances to any Person (other than advancement of expenses and commissions to directors, officers and employees in the Ordinary Course of

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Business) in an aggregate amount in excess of $100,000 or in any individual amount in excess of $25,000;

(g)authorize, or make any commitment with respect to, any capital expenditures, other than in the Ordinary Course of Business and consistent with the capital budget made available to Parent prior to the date hereof;

(h)materially change any method of accounting or auditing practice, policies or procedures, except as required by applicable law or by GAAP;

(i)increase the rates of compensation or bonus compensation payable or to become payable to any officer, management level employee or consultant of the Company, other than (i) in the Ordinary Course of Business, (ii) in accordance with the existing terms of contracts entered into prior to the date of this Agreement, or (iii) bonuses paid to members of management of the Company in connection with the Contemplated Transactions which have been approved by the Company Board prior to the date of this Agreement and are included in Company Transaction Expenses;

(j)adopt, terminate or amend any Benefit Plan, make any contribution to any Benefit Plan (other than regularly scheduled contributions required under the terms of the applicable Benefit Plan or contributions required to comply with applicable law), grant any new right to severance or termination pay to any present or former officer, director, employee or consultant (whether employees or individual consultants), accelerate or take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits of any current or former employee or independent contractor, hire or terminate the employment or service of any employee or independent contractor with an annual base salary that exceeds $200,000 (other than resignations not initiated by the Company);

(k)commence or settle any material litigation, action, suit, proceeding, claim or arbitration by or before any Governmental Body other than litigations, actions, suits, proceedings, claims or arbitrations relating to the collection of uncollected accounts receivable or to enforce their rights under this Agreement;

(l)enter into any executory contract, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

(m)cancel or fail to renew any of its Insurance Policies or materially reduce the amount of any insurance coverage provided by such Insurance Policies;

(n)form any Subsidiary or acquire or sell any equity interest or other interest in any other Person;

(o)incur any Indebtedness (other than (i) the draw-down of Indebtedness under credit facilities in effect, and in accordance with the terms as in effect, on the date of this Agreement, (ii) Indebtedness of the type contemplated by clause (c) of the definition of Indebtedness incurred in the Ordinary Course of Business or (iii) Indebtedness of the type

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contemplated by clauses (a) and (b) of the definition of Indebtedness incurred following the date hereof that does not to exceed $5,000,000 in the aggregate);

(p)(i) change its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable outside the Ordinary Course of Business; (ii) offer to discount the amount of any account receivable outside the Ordinary Course of Business; (iii) extend any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof outside the Ordinary Course of Business; or (iv) take or omit to take any other action with the intent or effect of accelerating the collection of receivables or delaying the payment of payables or otherwise intended to artificially increase the Estimated Cash or the Estimated Net Working Capital; and

(q)mortgage, pledge or subject to any Encumbrance (other than Permitted Encumbrances) any of its material assets;

(r)enter into any joint venture or strategic partnership;

(s)(A) pay, discharge or satisfy any material claim or material liability, other than claims or liabilities arising in the Ordinary Course of Business; or (B) cancel, compromise, waive or release any material right or material claim, other than rights or claims arising in the Ordinary Course of Business;

(t)enter into any new line of business or abandon or discontinue any existing line of business;

(u)(i) make any material Tax election inconsistent with past practices; (ii) change or revoke any material Tax election; (iii) surrender the right to any Tax refund; (iv) change any accounting period for Tax purposes; (v) change any method of accounting for Tax purposes; (vi) incur any Taxes outside the Ordinary Course of Business except with respect to any Taxes arising under, related to, or as a result of the execution and delivery of the SupplyPike Agreements; (vii) file an amended Tax Return; or (viii) enter into any contract with any Governmental Body (including a “closing agreement” within the meaning of Section 7121 of the Code) relating to Tax matters; or

(v)authorize, approve, agree or commit to take any of the actions described in Sections 7.1(a) through 7.1(u).

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and shall be permitted to pay down existing Indebtedness and Company Transaction Expenses.

7.2Delivery of Monthly Financial Statements.  The Company shall deliver promptly when and as available, unaudited consolidated financial statements of the Company for each calendar month occurring after the date hereof and prior to the Closing Date.

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7.3SupplyPike Agreements.  The Company shall not amend, supplement or modify any of the SupplyPike Agreements in any manner without the prior written consent of Parent (which may be withheld by Parent in its sole discretion).

Article VIII
ADDITIONAL AGREEMENTS

8.1Shareholders Consent; Information Statement.  The Company shall use commercially reasonable efforts to obtain, within forty-eight (48) hours after the execution and delivery of this Agreement, written consents in favor of the approval of the Merger and this Agreement by Shareholders who collectively hold sufficient Capital Stock to provide the Required Shareholder Vote (the “Shareholder Written Consent”). The Company shall prepare and, as soon as reasonably practicable after the date of this Agreement, mail to the Shareholders an Information Statement relating to this Agreement, the Contemplated Transactions and the dissenters’ rights that may be exercised under Chapter 13 of the CCC (the “Information Statement”).  The Information Statement shall be subject to Parent’s prior review and approval (which approval shall not be unreasonably withheld, delayed or conditioned).  The Company shall use its commercially reasonable efforts to cause each Securityholder to execute and deliver a Joinder Agreement during the Pre-Closing Period.

8.2Parachute Payments.  As soon as reasonably practicable following the date of this Agreement, but in no event later than three (3) Business Days prior to the Closing, the Company will (a) use reasonable efforts to obtain from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that could be nondeductible under Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”) or be subject to an excise Tax under Code Section 4999, a waiver of such Person’s rights to all of such payments and/or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (b) solicit the approval of the Shareholders, to the extent required and in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived 280G Benefits.  No later than three (3) Business Days prior to obtaining such waivers and soliciting such approval, the Company shall provide drafts of such waivers and such Shareholder approval materials (including supporting calculations sufficient to show how the Waived 280G Benefits were determined) to the Parent and its advisors for their review and approval (such approval not to be unreasonably withheld or delayed). Prior to the Closing, the Company shall deliver to the Parent reasonably satisfactory evidence that a vote of the Shareholders was solicited in accordance with the foregoing provisions of this Section 8.2 and that either (i) the requisite number of Shareholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained.  If the 280G Approval is not obtained, such Waived 280G Benefits shall not be paid or provided.

8.3Access to Information.

(a)Subject to Section 8.3(b) below, during the Pre-Closing Period, the Company shall give Parent and Merger Sub and their representatives reasonable access upon

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reasonable notice and during times mutually convenient to Parent and Merger Sub and senior management of the Company to the facilities, properties, contracts, senior management of the Company, books and records and financial statements of the Company as from time to time may be reasonably requested.

(b)Any such investigation by Parent or Merger Sub shall not unreasonably interfere with any of the businesses or operations of the Company.  Neither Parent nor Merger Sub shall, prior to the Closing Date, have any contact with respect to the Company with any agent, broker, partner, lender, lessor, vendor, customer or supplier of the Company, or any Company Associate (other than the senior management of the Company), except in consultation with the Company and then only with the express prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).  In no event shall the Company be required to provide any information, access or materials that are subject to attorney-client privilege or restricted from being provided to Parent, Merger Sub or its representatives by applicable law or any agreement in effect as of the date hereof.

8.4Confidentiality.  During the Pre-Closing Period, the parties shall adhere to the terms and conditions of that certain confidentiality agreement, by and between the Company and Parent, dated as of June 4, 2018 (the “Confidentiality Agreement”), and that information provided hereunder and the terms set forth herein shall be subject to the terms set forth therein.  During the Pre-Closing Period, but subject to compliance with Section 8.6, the parties shall be permitted to disclose and/or use any such restricted information as expressly provided for in the Confidentiality Agreement or herein or to comply with such party’s obligations or enforce its rights thereunder or hereunder. The Confidentiality Agreement shall terminate and be of no further force and effect following the Closing, but shall survive a termination of this Agreement.

8.5Regulatory and Other Authorizations; Consents.

(a)During the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain the consent or approval (or waiver thereof) of, or provide notice to, any Person (excluding a Governmental Body) with respect to the Merger and the other Contemplated Transactions and listed on Schedule 8.5(a); provided, however, that the Company shall not have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  During the Pre-Closing Period, Parent and Merger Sub shall use commercially reasonable efforts to cooperate with the Company in attempting to obtain the consents, approvals and waivers contemplated by Schedule 8.5(a), including providing to such Person(s) such financial statements and other financial information as such third parties may reasonably request; provided, however, that such efforts shall not require that Parent or Merger Sub offer or pay any consideration or other financial accommodation in order to obtain any such consents, approvals or waivers.

(b)The parties hereto shall use reasonable best efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals (or waivers thereof) of, or file any notices, reports and other documents with, any Governmental Body with respect to the Merger and the other Contemplated Transactions and listed on Schedule 8.5(b).  Parent and the Company shall advise each other as to material developments with respect to the status of receipt of such consents, approvals and waivers and such filings.  The Company and Parent shall, as necessary and

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advisable, respond as promptly as practicable to: (i) any inquiries or requests received from any Governmental Body for additional information or documentation; and (ii) any inquiries or requests received from any Governmental Body in connection with the Merger or the other Contemplated Transactions.  Except where prohibited by applicable law or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each party shall: (i) consult with the other party prior to taking a position with respect to any such filing; (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any legal proceeding related to this Agreement or the Contemplated Transactions; (iii) coordinate with the other party in preparing and exchanging such information; and (iv) promptly provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related to this Agreement or the Contemplated Transactions. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 8.5(b).  The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Body or other third party in respect of any approvals, consents or notices contemplated hereby.  Without limitation of the foregoing, each of the Company and Parent agrees to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, request early termination of the applicable waiting period and supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Parent and the Company shall each pay fifty percent (50%) of all filing and related fees in connection with any such filings that must be made by any of the parties under the HSR Act or any similar laws or regulations of any other jurisdiction.  Each of Parent and the Company hereby covenants and agrees to use its reasonable best efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and/or any other Governmental Body, as applicable, for the Merger and the Contemplated Transactions; provided, however, that neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Affiliates or the Company to divest or agree to divest) any of its businesses, product lines or assets, or to take or agree to take (or cause any of its Affiliates or the Company to take or agree to take) any other action or to agree (or cause any of its Affiliates or the Company to agree) to any limitation or restriction on any of its businesses, product lines or assets; or (ii) to commence or contest any legal proceeding relating to the Merger or any of the other Contemplated Transactions.  Without limiting the foregoing, Parent shall not, and Parent shall not permit any of its Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining expeditiously any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Merger or the Contemplated Transactions.

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8.6Press Releases.  The parties hereto will not, and will cause each of their Subsidiaries not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) promptly (and in any event, within two (2) Business Days) following the signing of this Agreement, the parties hereto shall release a mutually agreed upon joint press release in the form of Exhibit J (for the avoidance of doubt, nothing herein shall prohibit Parent from filing a Form 8-K with the United States Securities and Exchange Commission with respect to the execution of this Agreement or the Closing (which filing or any other filing made with the United States Securities and Exchange Commission may include a copy of this Agreement), provided that Parent shall provide a copy of such Form 8-K at least two (2) Business Days prior to filing and shall consider in good faith any comments thereon received from the Company), (b) a party hereto may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization or stock exchange, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, (c) nothing in this Agreement shall prohibit the Company from disclosing any information relating to the transactions contemplated by this Agreement (i) to the Securityholders, the Securityholders’ Representative and its and their representatives, (ii) to enforce the Company’s rights hereunder, (iii) to its representatives and advisors and (iv) to any Governmental Body or other third person for the purpose of obtaining any consent or approval, or providing any notice, as contemplated by the provisions of this Agreement, including Section 8.5, (d) nothing in this Agreement shall prohibit any Securityholder from disclosing any information relating to the transactions contemplated by this Agreement (i) to the Securityholders’ Representative and its representatives, (ii) to other Securityholders, (iii) to enforce such Securityholder’s rights hereunder, and (iv) to such Securityholder’s and its Affiliates’ advisors and its and their current and prospective investors, limited partners and other securityholders to the extent such disclosure is made in the ordinary course of such Securityholder’s business, or to any Governmental Body or other third Person for the purpose of obtaining any consent or approval, or providing any notice, as contemplated by the provisions of this Agreement, including Section 8.5, (e) nothing in this Agreement shall prohibit Parent or Merger Sub from disclosing any information relating to the transactions contemplated by this Agreement to their respective representatives, (f) nothing in this Agreement shall prohibit Parent or Merger Sub from disclosing any information relating to the transactions contemplated by this Agreement (i) to enforce their respective rights hereunder, and (ii) to any Governmental Body or other third Person for the purpose of obtaining any consent or approval, or providing any notice, as contemplated by the provisions of this Agreement, including Section 8.5, and (g) Parent may issue a press release after the Effective Time announcing the consummation of the Contemplated Transactions.

8.7Officers’ and Directors’ Indemnification.

(a)Parent and Merger Sub agree that, all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (each, a “D&O Indemnified Party” and collectively, the

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“D&O Indemnified Parties”) provided for in the Company’s Charter Documents, in each case solely with respect to any period prior to the Closing, shall continue in full force and effect indefinitely, except, in each case, as required by applicable law.

(b)At or prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in form and substance reasonably acceptable to the Company and Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Tail Insurance Policy”).  Parent shall, and shall cause the Surviving Corporation to, maintain the Tail Insurance Policy in full force and effect, and continue to honor the obligations thereunder and shall use commercially reasonable efforts to seek recovery for any claims covered by such Tail Insurance Policy.

(c)The obligations under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.7 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7 and shall be entitled to enforce the covenants contained herein).

(d)In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.7.

8.8Books and Records. Parent shall, and shall cause the Surviving Corporation and each of the Parent’s Subsidiaries to, until the fifth (5th) anniversary of the Closing Date or any later date to the extent required by applicable law, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same reasonably available for inspection and copying by the Securityholders’ Representative or any of the representatives of the Securityholders’ Representative at the expense of the Securityholders’ Representative (on behalf of the Securityholders) during the normal business hours of Parent, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice, to the extent reasonably necessary in connection with any legitimate matter relating to or affected by the operations of the Company prior to the Closing Date, except for any such matter related to any proceeding by Securityholders’ Representative or any Securityholder or any of their respective representatives against, or that is or would be reasonably expected to become adverse in any material respect to, Parent, the Surviving Corporation or Parent’s Subsidiaries, in which case access to such books and records shall be governed by the applicable rules of discovery; provided, that (i) any such access shall not unreasonably interfere with the business or operations of Parent, the Surviving Corporation or Parent’s Subsidiaries and (ii) neither Parent, the Surviving Corporation nor any of Parent’s Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable

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law or contractual restriction or which, in the reasonable good faith judgment of Parent, constitutes competitively sensitive information or would reasonably be expected to compromise or constitute a waiver of any attorney-client privilege of Parent, the Surviving Corporation or Parent’s Subsidiaries, provided, further, that in the case of the foregoing clause (ii), Parent, the Surviving Corporation and Parent’s Subsidiaries shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that would not result in a violation of applicable Law or result in the disclosure of competitively sensitive information or a waiver of any attorney-client privilege.

8.9Tax Matters.

(a)Preparation and Filing of Tax Returns.  Parent shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company with respect to any Pre-Closing Tax Period and Pre-Closing Straddle Period that are due after the Closing Date.  Parent shall prepare such Tax Returns consistent with past practices of the Company (unless otherwise required by a change in applicable law).  Parent shall provide the Securityholders’ Representative any such income Tax Return or other Tax Return which could form the basis for an indemnification claim pursuant to Article X no later than thirty (30) days prior to the due date for filing such Tax Return for the Securityholders’ Representative review.  Parent shall (i) obtain the approval of the Securityholders’ Representative (such approval not to be unreasonably withheld, conditioned or delayed) with respect to any such Tax Return that solely relates to a Pre-Closing Tax Period and (ii) incorporate any reasonable comments of the Securityholders’ Representative with respect to any such Tax Return that solely relates to a Pre-Closing Straddle Period.  Parent shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Body before such Taxes are due.

(b)Negative Tax Covenants.  Without the prior written consent of the Securityholders’ Representative (such consent not to be unreasonably withheld), neither Parent, the Surviving Corporation nor any of their Subsidiaries shall, with respect to a Pre-Closing Tax Period, make or change any Tax election, adopt or change any Tax accounting method, file any Tax Return other than pursuant to Section 8.9(a) (including amended Tax Returns), or surrender any right to claim a refund of Taxes, if such election, adoption, change, filing, amendment, or surrender could have the effect of increasing the Tax liability of the Indemnitors or any of their respective direct or indirect owners, increasing the amount the Parent Indemnified Parties may seek indemnity for under this Agreement, or decreasing any amount payable to the Indemnitors pursuant to Section 8.9(f). In addition, neither Parent nor any of its Affiliates shall make any election under Sections 338 or 336(e) of the Code or any state, local or foreign law equivalent in respect of the transactions contemplated by this Agreement.

(c)Closing Date Course of Business.  For the portion of the Closing Date after the time of Closing, Parent shall cause the Surviving Corporation to carry on its business only in the ordinary course in the same manner as previously conducted.

(d)End of Tax Year.  Parent and the Surviving Corporation shall not take any action, or permit any action to be taken, that may prevent the Tax year of the Company from ending for U.S. federal and applicable state, local and foreign income Tax purposes at the end of the day on the Closing Date.

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(e)Cooperation on Tax Matters.  Parent, the Surviving Corporation and the Securityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with (i) the filing of Tax Returns (including, for the avoidance of doubt, assisting with the calculation of, and providing information relating to, the Company’s current and accumulated earnings and profits for U.S. federal income tax purposes in relation to the transactions effected under the Separation Agreement) or of any amended Tax Return for a Pre-Closing Tax Period and Pre-Closing Straddle Period; (ii) any Pre-Closing Tax Contests, Tax audits, Tax proceedings or other Tax-related claims; and (iii) providing certificates or forms, and timely executing any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Such cooperation shall include, upon the Securityholders’ Representative’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.9(e).  Parent, the Surviving Corporation and their respective Subsidiaries shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Pre-Closing Tax Periods until the expiration of the applicable statute of limitation.

(f)Tax Refunds.  The Indemnitors shall be entitled to receive from Parent or Surviving Corporation all refunds (or credits for overpayments) of Taxes, including any interest thereon, attributable to Pre-Closing Tax Periods.  Promptly upon receipt of any such Tax refund (or credits for overpayment), and in no event later than five (5) Business Days after receipt by Parent or Surviving Corporation, Parent will, and will cause the Surviving Corporation to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds (or credits for overpayments), net of the amount of any Taxes or reasonable out-of-pocket expenses incurred by Parent or the Surviving Corporation in obtaining such refund (or credits for overpayments).  Nothing in this Section 8.9(f) shall require that Parent Indemnified Party make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Parent and the Surviving Corporation) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion thereof) beginning after the Closing Date; (B) any refund of an Indemnified Tax paid after the Closing Date to the extent the Securityholders have not indemnified such Parent Indemnified Party or the Company for such Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) in the calculation of Net Working Capital or included in the calculation of Indebtedness, in each case, as finally determined; or (D) any refund for Tax that gives rise to a payment obligation by the Company to any Person under applicable law or pursuant to a provision of a contract entered (or assumed) by the Company on or prior to the Closing Date.

(g)Allocation for Straddle Periods.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of Taxes attributable to the portion of the Straddle Period that begins before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) shall: (i) in the case any Taxes in the form of interest and penalties, be deemed to include all such Taxes to the extent relating to a Tax for a Pre-Closing Tax Period or Pre-Closing Straddle Period whether such items are incurred, accrued, assessed, or similarly charged on, before, or after the Closing Date; (ii) in the case of Taxes imposed on the Company, Parent or any other Parent Indemnified Party as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), be deemed

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to include all such Taxes; (iii) in the case of any Taxes or refunds of Taxes (or credits for overpayment of Taxes) measured by income, gross receipts, payments, sales, or payroll of the Company for the Pre-Closing Tax Period, be determined based on an interim closing of the books as of the close of business on the Closing Date; and (iv) in the case of personal property, real property, ad valorem and other similar Taxes of the Company imposed on a periodic basis during a Straddle Period, be deemed to be the amount of such other Tax or refund of other Tax (or credit or overpayment) for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h)Transfer Taxes.  Any sales, use, transfer, stamp, duties, recording and similar Taxes incurred as a result of the Contemplated Transactions (collectively, “Transfer Taxes”) arising under or related to the Separation Agreement, if applicable, shall be borne by the Securityholders (unless otherwise satisfied by SupplyPike).  All other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by Parent and one-half by the Securityholders.  Parent shall prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely remit all such Transfer Taxes.

(i)Tax Contests.  Parent shall have the right to control any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Company that relate to a Pre-Closing Tax Period or a Pre-Closing Straddle Period (a “Pre-Closing Tax Contest”); provided, however, that if the Securityholders could be obligated to indemnify Parent under this Agreement, the Securityholders’ Representative shall have the right to participate in (at its own expense); provided, further, Parent shall not settle or compromise any such Pre-Closing Tax Contest that relates to an Indemnified Tax or any other claim for indemnification related to or arising out of Tax matters (including, without limitation, a breach of any representation or warranty in Section 5.7, Section 5.5(r) or Section 5.8) without the Securityholders’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Parent shall provide the Securityholders’ Representative with prompt notice of any written inquiries by a taxing authority relating to a Pre-Closing Tax Contest within fifteen (15) days of the receipt of such notice.  To the extent that this Section 8.9(i) is inconsistent with Section 10.4 as to any Tax matters, this Section 8.9(i) shall control.

8.10Further Action.  Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions.

8.11No Solicitation.

(a)During the Pre-Closing Period, the Company shall not, and will take such action as is reasonably necessary to direct that its directors, officers, advisors and other authorized representatives do not, directly or indirectly, initiate or solicit, or knowingly facilitate or encourage, any inquiries regarding, or the making or implementation of, any Acquisition Proposal.  During the Pre-Closing Period, the Company shall notify Parent in writing promptly but in any

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event within forty-eight (48) hours following the receipt of any Acquisition Proposal (which notice shall include the material terms thereof, except to the extent that the disclosure thereof would constitute a breach of any obligation of confidentiality of the Company with respect thereto).

(b)The Company will not, and will take such action as is reasonably necessary to direct that its directors, officers, advisors and other authorized representatives do not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate, any effort or attempt by any other Person or entity to do or seek any of the foregoing.

(c)The Company shall, and shall direct its directors, officers, advisors and other authorized representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

8.12R&W Insurance Policy.  On the date hereof, Parent has bound a representations and warranties insurance policy in the form attached hereto as Exhibit K (the “R&W Insurance Policy”) for the benefit of the Parent and the other Parent Indemnified Parties with a retention amount of $2,520,000, except for breaches of the Fundamental Representations and the Tax Representations for which the initial retention amount shall be $1,260,000.  The premium and fees of the insurer of the R&W Insurance Policy in respect thereof will be borne fifty percent (50%) by Parent and fifty percent (50%) by the Securityholders (in the case of the Securityholders, as Company Transaction Expenses).

8.13Closing Bonuses.  At or promptly following the Closing Date, but in any event no later than thirty (30) days following the Closing Date, the Company shall pay the Closing Bonuses to the employees of the Company listed on the Closing Bonuses Schedule in the amounts listed thereon.  Prior to the Closing, the Company shall deliver bonus award letters to such employees giving them notice of such bonuses, which letters shall be in form and substance satisfactory to Parent and the Company (it being agreed and understood by Parent and the Company that such letters shall not include a release unless otherwise agreed upon by Parent and the Company).  The parties agree that the Closing Bonuses shall be deductible on the Company’s income Tax Returns for the taxable period ending on the Closing Date to the extent permitted by law.

Article IX
CONDITIONS TO THE MERGER

9.1Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Parent or Merger Sub) or Parent (in

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the case of a waiver of an obligation of the Company), where permissible by law, at or prior to the Closing, of each of the following conditions:

(a)Shareholder Approval.  This Agreement shall have been duly adopted by the Required Shareholder Vote.

(b)Hart-Scott-Rodino Act; Government Approvals.  (i) The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) the permits, authorizations, consents, orders or approvals of, and declarations or filings with, the Governmental Bodies listed on Schedule 9.1(b) shall have been filed or obtained.

(c)No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction nor any law, statute, rule, regulation or executive order promulgated or enacted by any Governmental Body of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

9.2Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Sub at or prior to the Closing:

(a)Company Representations and Warranties.  (i) The representations and warranties of the Company set forth in Article V, other than the Fundamental Representations, shall be true and correct in all material respects as of the date of this Agreement (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date (the “Specified Date General Reps”)), in each case, without giving effect to any limitations as to “materiality,” “Company Material Adverse Effect” or other similar materiality qualifiers set forth therein, (ii) the representations and warranties of the Company set forth in Article V, other than the Fundamental Representations and the Specified Date General Reps, shall be true and correct in all respects as of the Closing as if made as of the Closing, in each case, without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” or other similar materiality qualifiers set forth therein, other than breaches or inaccuracies of such representations and warranties which would not, individually or in the aggregate, result in or reasonably be expected to result in a material adverse effect and (iii) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (other than the Fundamental Representations that expressly relate to a specific date, which Fundamental Representations shall be true and correct in all respects as of such date).

(b)Performance and Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)Officer’s Certificate.  Parent shall have received a certificate executed and delivered by the Company’s Chief Executive Officer, dated as of the Closing Date, stating therein

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that the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(h) have been satisfied (the “Closing Certificate”), which certificate shall be in form and substances reasonably satisfactory to Parent.

(d)Escrow Agreement and Paying Agent Agreement.  The Securityholders’ Representative shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

(e)Payoff Letters.  The Company shall have delivered to Parent payoff letters in customary form executed by the lenders listed in Schedule 9.2(e), which payoff letters shall be in form and substances reasonably satisfactory to Parent and shall include provisions that upon the lenders’ receipt of the payoff amounts set forth therein, all Encumbrances securing the Indebtedness owed by the Company to such lender will be released (the “Payoff Letters”).

(f)Agreement of Merger. The Company shall have delivered to Parent the Agreement of Merger, duly executed by the Company.

(g)Resignations.  The Company shall have delivered to Parent resignations of each director and officer of the Company, effective at the Effective Time, which resignations shall be in form and substance reasonably satisfactory to Parent.

(h)No Company Material Adverse Effect.  From the date of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect.

(i)Consideration Spreadsheet. The consideration spreadsheet (the “Consideration Spreadsheet”) completed to include all of the following information and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Consideration Spreadsheet is true and correct (which Consideration Spreadsheet shall be in form and substance reasonably satisfactory to Parent):

(i)(A) the Estimated Unpaid Transaction Expenses (together with a breakdown thereof); (B) the Estimated Indebtedness (together with a breakdown thereof); (C) the Estimated Cash; (D) the Estimated Net Working Capital (together with a breakdown thereof); (E) the Aggregate Exercise Price; (F) the Aggregate Merger Consideration; (G) the Per Share Merger Consideration; (H) the Fully Diluted Shares; and (I) the Highest In the Money Exercise Price;

(ii)with respect to each Person who is a Shareholder as of immediately prior to the Effective Time: (A) the name and address of record (and email address, if available) of such Shareholder; (B) the number of shares of Capital Stock of each class and series held by such Shareholder (on a certificate-by-certificate basis and including certificate numbers, or electronic equivalent); (C) the consideration that such Shareholder is entitled to receive pursuant to each of Section 3.1(b) before deduction of amounts to be contributed to the Escrow Funds and the Securityholders’ Representative Expense Fund; (D) the cash amount to be contributed to the Escrow Funds and Securityholders’ Representative Expense Fund by each such Shareholder; and (E) the net cash amount to be paid to each such Shareholder by the Paying Agent upon delivery of such Shareholder’s

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Letter of Transmittal and other Required Shareholder Information in accordance with Section 3.1(b)(i);

(iii)with respect to each In the Money Vested Option: (A) the name and address of record (and email address, if available) of the holder thereof; (B) the exercise price per share and the number of shares of Common Stock subject to such In the Money Vested Option, and the number of shares that are vested as of immediately prior to the Effective Time; (C) whether or not such In the Money Vested Option constitutes a Non-Withholding Option; (D) the consideration that the holder thereof is entitled to receive pursuant to Section 3.2(a) before deduction of amounts to be contributed to the Escrow Funds and the Securityholders’ Representative Expense Fund; (E) the cash amount to be contributed to the Escrow Funds and Securityholders’ Representative Expense Fund by the holder thereof; and (F) the net cash amount to be paid to such holder in accordance with Section 3.2(a)(i); and

(iv)with respect to each Company Option that is outstanding immediately prior to the Effective Time (other than any In the Money Vested Option): (A) the name and address of record (and email address, if available) of the holder thereof; and (B) the exercise price per share and the number of shares of Common Stock subject to such Company Option.

(j)Legal Proceedings. No Governmental Body of competent jurisdiction shall have commenced any litigation, action, suit or similar proceeding in connection with this Agreement or the Contemplated Transactions that remains pending that would reasonably be likely to or seeks to: (i) require divestiture or the holding separate of any assets of Parent or any of its Subsidiaries as a result of the Contemplated Transactions or the divestiture or holding separate of any assets of the Company, (ii) prohibit or impose limitations on Parent’s ownership or operation of all or a portion of its or the Company’s business or assets or (iii) impose limitations on the ability of Parent, or render Parent unable, to effectively control the business, assets or operations of the Company.

(k)Section 280G Approval. Either: (i) any payments or benefits that may be a payment subject to Section 280G shall have been approved by Shareholders holding the number of shares of Capital Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G; or (ii) each Person who would otherwise have been entitled to any such payments or benefits shall have duly countersigned and delivered to the Company the waiver referred to in Section 8.2.

(l)Secretary’s Certificate.  Parent shall have received a certificate of the secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, as to the authenticity and effectiveness of the actions of the Company Board and the Shareholders authorizing the Merger and the other Contemplated Transactions that require the approval of the Company Board and/or Shareholders, respectively.  Attached to such certificate shall be a copy of the Articles of Incorporation then in effect, certified by the Secretary of State of the State of California, the Bylaws then in effect, a certificate of good standing as of a recent date for the Company from the Secretary of State of the State of California and each jurisdiction in which the Company is licensed or qualified to do business, and resolutions of the Company Board

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and Shareholders authorizing the Merger and the other Contemplated Transactions that require the approval of the Company Board and/or Shareholders (including resolutions adopted by the Company Board or any applicable committee thereof authorizing the termination of the 401(k) Plan in accordance with this Agreement), respectively.

(m)Third Party Consents and Notices; Terminating Contracts.  The Company shall have (i) delivered to Parent the consent of each party to or Person under the contracts, Permits or other instruments listed on Schedule 9.2(m)(i), which consents shall be in form and substance reasonably satisfactory to Parent and (ii) given the notice required by the contracts, Permits or other instruments listed on Schedule 9.2(m)(ii), which notices shall be in form and substance reasonably satisfactory to Parent.  The Company shall have delivered to Parent evidence of the termination of each contract set forth on the Terminating Contracts Schedule in form and substance reasonably satisfactory to Parent, which terminations shall provide that the Company has no continuing obligation or liability thereunder.

(n)Joinder Agreements; Letters of Transmittal; Option Cancellation Agreements.  The Company shall have delivered to Parent Joinder Agreements, executed by each Major Securityholder and other Securityholders that, together with the Major Securityholders, hold shares of Capital Stock, and In the Money Vested Options entitled to receive not less than seventy-five percent (75%) of the Aggregate Merger Consideration, on the terms and subject to the conditions set forth in this Agreement.  The Company shall have delivered to Parent copies of all executed and completed Letters of Transmittal and other Required Shareholder Information and Option Cancellation Agreements received by the Company or the Securityholders’ Representative prior to the Closing.

(o)FIRPTA Certificate.  At or prior to the Closing, the Company shall deliver to Parent (or its designee) a properly executed statement and corresponding notice to the IRS (to be filed by Parent after the Closing) for purposes of satisfying Parent’s obligations under Sections 1.897–2(h) and 1.1445–2(c)(3) of the Treasury Regulations.

(p)Termination of 401(k) Plans. At least one (1) Business Day prior to the Closing Date, the Company shall have (i) adopted written resolutions (or taken other necessary and appropriate action) to terminate each 401(k) Plan in compliance with its terms and the requirements of applicable law, (ii) ceased contributions to the 401(k) Plans for periods after the Closing Date, and (iii) one hundred percent (100%) vested all participants under the 401(k) Plans, such termination and vesting to be effective no later than the Business Day preceding the Closing Date.

9.3Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a)Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article VI shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made as of the Closing (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects as of such date), in each case without giving effect to any limitations as to “materiality” set forth therein.

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(b)Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)Officer’s Certificate.  The Company shall have received a certificate executed and delivered by an authorized representative of Parent, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

(d)Escrow Agreement and Paying Agent Agreement.  Parent shall have executed and delivered executed counterparts to the Escrow Agreement and the Paying Agent Agreement.

(e)Agreement of Merger. Parent and Merger Sub shall have delivered to the Company the Agreement of Merger, duly executed by Parent and Merger Sub.

Article X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1Survival.  The representations and warranties of the Company set forth in Article V, the Pre-Closing Covenants and the certifications in the Closing Certificate with respect thereto and with respect to Section 9.2(h), and the right of a Parent Indemnified Party to bring an Indemnity Claim in respect thereof, shall survive the Closing until 5:00 p.m. Pacific Time on the Indemnification Escrow Expiration Date; provided, however, that the representations and warranties set forth in the first two sentences of Section 5.1(a) (Organization), Section 5.1(b) (Authority), Section 5.1(c) (No Subsidiaries), Section 5.2 (Capitalization) and Section 5.17 (No Brokers) (collectively, the “Fundamental Representations”) and the Tax Representations and any Indemnity Claim with respect to any Fundamental Representation, Tax Representation or for an Indemnified Tax shall survive the Closing until the six (6) year anniversary of the Closing Date.  Each of the covenants and agreements contained herein (other than the Pre-Closing Covenants) shall survive the Closing in accordance with their terms or until fully performed if no term is specified with respect thereto.  Any Indemnity Claim pursuant to any of Section 10.2(b)(iv) through Section 10.2(b)(viii) (the “Carveout Matters”) shall survive the Closing until the six (6) year anniversary of the Closing Date.  The applicable survival period for the matters referred to in the foregoing sentences of this Section 10.1 is referred to herein as the “Survival Period.”  No Indemnity Claim may be brought by any Parent Indemnified Party with respect to any Indemnifiable Matter after the expiration of the Survival Period and any liability of the Indemnitors or Joining Party with respect to the applicable Indemnifiable Matter shall cease upon the expiration of the applicable Survival Period; provided, however, that if, at any time on or prior to the expiration of the applicable Survival Period, a Parent Indemnified Party has delivered to the Securityholders’ Representative a Claim Notice in accordance with Section 10.3 with respect to a particular Indemnifiable Matter, then the Indemnity Claim asserted in such Claim Notice shall survive until such time as such Indemnity Claim is fully and finally resolved.  The parties further acknowledge and agree that the time periods set forth in this Article X for the assertion of Indemnity Claims are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

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10.2Securityholder Indemnification.

(a)Subject to the limitations contained in this Article X, from and after the Effective Time, Parent, its controlled Affiliates (including Merger Sub and, following the Effective Time, the Company) and their respective officers, employees, directors, agents and representatives (each a “Parent Indemnified Party”) shall be held harmless and indemnified by the Indemnitors, solely from the remaining Indemnification Escrow Funds in accordance with the provisions of this Agreement and the Escrow Agreement, to the extent of any Losses resulting from (i) any failure of any representation or warranty made by the Company in Article V to be true and correct as of the date of this Agreement or as of the Closing as if made at the Closing or, for representations and warranties of the Company in Article V made as of a specified date, any failure to be true and correct as of such date (other than, in each case, any Fundamental Representation or Tax Representation) and/or (ii) any failure of any certification made in the Closing Certificate with respect to such representations or warranties to be true and correct as of the Closing Date.

(b)Subject to the limitations contained in this Article X, from and after the Effective Time, each Parent Indemnified Party shall be held harmless and indemnified by the Joining Parties, severally (and not jointly) in accordance with their Joining Party Pro Rata Shares, in accordance with the provisions of this Agreement and the Escrow Agreement, to the extent of any Losses resulting from (i) any failure of any Fundamental Representation  or Tax Representation to be true and correct as of the date of this Agreement or as of the Closing as if made at the Closing or, for any Fundamental Representation or Tax Representation made as of a specified date, any failure to be true and correct as of such date, (ii) any breach of any covenant of the Company contained in this Agreement required to be complied with or performed at or prior to the Closing (the “Pre-Closing Covenants”) or any breach of any covenant of the Securityholders’ Representative contained in this Agreement, (iii) any failure of any certification made in the Closing Certificate with respect to any Fundamental Representation, Tax Representation, Pre-Closing Covenant or Section 9.2(h) to be true and correct as of the Closing Date, (iv) all SupplyPike Liabilities (as defined in the Separation Agreement) and any and all liabilities to the extent arising out of, or related to, CaseStack Logistics, Inc. or SupplyPike or their respective businesses and incurred prior to the Effective Time (including in connection with the Separation Agreement), except, for the avoidance of doubt, (A) any liability to the extent arising out of, or related to, the failure of the Surviving Corporation or any of its Affiliates or representatives to perform any covenant, obligation, action or undertaking to the extent required to be performed by the Surviving Corporation or such Affiliate or representative at, or at any time following the Effective Time pursuant to any of the SupplyPike Agreements, and (B) the payment of any license or services fee to SupplyPike or any of its Affiliates or designees pursuant to the terms of the License Agreement or the Transition Services Agreement, or the performance by the Surviving Corporation of any other term of any of the SupplyPike Agreements (in accordance with the other terms and conditions thereof) to the extent such performance does not result in any actual or threatened Third-Party Claim, (v) any Indemnified Taxes, (vi) any matter set forth on Schedule 10.2(b), (vii) any Indebtedness or Unpaid Transaction Expenses to the extent not included in the calculations of the Final Aggregate Merger Consideration and/or (viii) any claim by any current or former securityholder (or alleged securityholder) of the Company arising out of, or related to or by virtue of the Contemplated Transactions or otherwise related to or arising from periods prior to the Closing (including (A) any dispute regarding the allocation of the Aggregate Merger Consideration, the Securityholders’ Representative Expense Fund or the Escrow Funds and (B)

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any exercise by any Shareholder of its rights under the Dissenters’ Rights Provisions in connection with the Merger or the Contemplated Transactions) (the matters set forth in Section 10.2(a) and Section 10.2(b) are referred to herein as “Indemnifiable Matters”).

(c)Notwithstanding anything to the contrary set forth in this Agreement (except as set forth in Section 10.2(f)), Parent Indemnified Parties’ indemnification rights pursuant to Section 10.2(a) shall be limited as follows:

(i)The Parent Indemnified Parties’ sole source of recovery with respect to Losses resulting from the Indemnifiable Matters under Section 10.2(a) shall be limited to the Indemnification Escrow Funds (the “Escrow Cap”).

(ii)The Parent Indemnified Parties shall be entitled pursuant to Section 10.2(a) to recover only for (A) any Loss resulting from the Indemnifiable Matters thereunder that exceeds $27,500 per event or series of related events (the “Minimum Threshold”) and (B) any Losses resulting from the Indemnifiable Matters thereunder to the extent that the total of all such Losses above the Minimum Threshold with respect to such matters exceeds $1,260,000 (and, for the avoidance of doubt, only the amount of such excess) (the “Retention Basket”).

(d)Notwithstanding anything to the contrary set forth in this Agreement (except as set forth in Section 10.2(f)), Parent Indemnified Parties’ indemnification rights pursuant to Section 10.2(a) and Section 10.2(b) shall be limited as set forth in Section 10.5 and as follows:

(i)In calculating amounts payable to the Parent Indemnified Parties pursuant to Article X, the amount of any Losses shall be computed net of (A) any insurance proceeds actually received by any Parent Indemnified Party on account of such Losses (including, as applicable, pursuant to the Tail Insurance Policy or the R&W Insurance Policy), in each case net of the cost of obtaining such recovery from the applicable insurance policy, including collection costs and costs, if any, of premium adjustments with respect to such insurance attributable to such recovery, and (B) any payment from any third party pursuant to any indemnification or contribution arrangement or otherwise, including, for the avoidance of doubt, any indemnification or contribution payment by SupplyPike pursuant to any of the SupplyPike Agreements, in each case, net of the cost of obtaining such recovery from such third party, including collection costs.  In the event that an insurance (including pursuant to the Tail Insurance Policy or the R&W Insurance Policy) or other recovery is made by any Parent Indemnified Party with respect to any Loss for which any Parent Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the net recovery shall be promptly delivered by Parent (or its agent) to the Indemnitors (based on each such Indemnitor’s Pro Rata Share) or the Joining Parties (based on each such Joining Party’s Pro Rata Share), as the case may be (or, to the extent such recovery was made from the Indemnification Escrow Funds, to the Indemnitors based on each such Indemnitor’s Pro Rata Share or, if such refund is made prior to the Indemnification Escrow Expiration Date, to the Indemnification Escrow Funds) in accordance with the instructions of the Securityholders’ Representative.  For the avoidance of doubt, no Parent Indemnified Party shall be required to refund any amounts recovered under the R&W Insurance Policy to the extent such refund would, after taking into account

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the deductible and other limitations under the R&W Insurance Policy, have the effect of reducing the amount of indemnifiable Losses actually recovered by the Parent Indemnified Parties with respect to such claim below the amount of indemnified Losses to which the Parent Indemnified Parties would otherwise be entitled to recover from the Indemnitors or the Joining Parties pursuant to this Article X, but for this Section 10(d)(i).  Parent, the Surviving Corporation and each other Parent Indemnified Party shall take all steps required under applicable law to mitigate, and in any event shall use commercially reasonable efforts to recover under insurance policies as promptly as practicable for, any Losses for which indemnification may be claimed by any of them under this Agreement.

(ii)No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of a Parent, Merger Sub, or other Parent Indemnified Party, after the consummation of the Contemplated Transactions, to rescind this Agreement or any of the Contemplated Transactions (other than to the extent such right may not be waived under applicable law).

(iii)Any Loss for which any Parent Indemnified Party is entitled to indemnification under this Section 10.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss would allow for recovery under more than one Indemnifiable Matter or as a result of breaches of more than one of the representations and warranties contained in this Agreement.  No Parent Indemnified Party shall be entitled to indemnification under this Agreement for any Loss to the extent such Loss was already reflected or otherwise reserved for in the calculation of the Aggregate Merger Consideration at the Closing.

(iv)No Parent Indemnified Party shall be entitled to indemnification under this Article X for punitive damages unless such damages are awarded by a court to a third party claimant in a Third Party Claim for which such Parent Indemnified Party is entitled to indemnification under this Article X.

(v)(A) Nothing in this Article X shall restrict or prohibit Parent from making and pursuing any claim under the R&W Insurance Policy obtained by the Parent in connection with this Agreement, and (B) the claims period and limitations under the R&W Insurance Policy may differ from the terms herein but shall have no effect on the indemnification obligations of the Indemnitors or the Joining Parties hereunder.

(vi)The Parent Indemnified Parties’ sole remedy for Losses attributable to any breach of a Tax Representation (other than Sections 5.7(a)(viii), (ix), (xiii), (xvi) or (xviii)) shall be limited to Taxes incurred by the Company or any of its Subsidiaries in Pre-Closing Tax Periods and the Indemnitors shall have no liability or indemnification obligation for any Losses relating to Taxes resulting from any action taken by the Company or any of its Subsidiaries on the Closing Date after the Closing outside the ordinary course of business.

(vii)In calculating amounts payable to any Parent Indemnified Party pursuant to this Article X, the amount of any Losses shall be computed net of any Tax savings or benefits actually realized in the year of the Loss or the following taxable year by the Parent Indemnified Party or its Affiliates that is attributable to any deduction, loss,

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credit, refund or other reduction in Tax resulting from or arising out of such Loss, in each case computed at the actual effective Tax rate applicable to the applicable Parent Indemnified Party or such Affiliates.

(viii)The representations and warranties made by the Company in Article V shall in no event be affected by (A) any investigation, inquiry or examination made for or on behalf of any of the Parent Indemnified Parties, (B) any knowledge of any of the Parent Indemnified Parties or their respective officers, directors, managers, equityholders, employees or agents or (C) the acceptance by Parent or Merger Sub of any certificate delivered by or on behalf of the Company hereunder.

(ix)For purposes of determining whether there has been any inaccuracy or breach of any representation or warranty of the Company set forth in Article V and the amount of Losses arising therefrom, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term, or, as applicable, clause containing “material,” “material adverse effect,” “Company Material Adverse Effect,” “except as would not have a Company Material Adverse Effect” or similar phrases or clauses contained in such representation or warranty the inclusion of which would limit or potentially limit a claim by any Parent Indemnified Party under this Article X (as if such word or clause, as applicable, were deleted from such representation and warranty).

(e)Notwithstanding anything to the contrary set forth in this Agreement (except as set forth in Section 10.2(f)), the total aggregate liability of each Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party) under this Agreement shall not exceed such Indemnitor’s Pro Rata Share of the Aggregate Cap to the extent actually received by such Indemnitor (inclusive of such Indemnitor’s interest in the Indemnity Escrow Funds, the Purchase Price Adjustment Escrow Funds and the Securityholders’ Representative Expense Funds) (the “Individual Aggregate Cap”).  The “Aggregate Cap” means an amount equal to (i) the Aggregate Merger Consideration (as finally determined) minus (ii) $25,200,000.

(f)Notwithstanding anything to the contrary contained in this Article X, there shall be no limitation on the liability of any Indemnitor, any Joining Party, the Company or any other Person in respect of Actual Fraud committed by such Indemnitor, Joining Party, the Company or any other Person, other than the Individual Aggregate Cap with respect to the total aggregate liability of each Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party) under this Agreement with respect to Actual Fraud committed by the Company (it being understood and agreed upon that the Individual Aggregate Cap shall not apply with respect to Actual Fraud committed by such Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party)).

10.3Claims for Indemnification.

(a)The period during which an Indemnity Claim for a particular Indemnifiable Matter under this Article X may be made (the “Claims Period”) shall be the Survival Period applicable to such Indemnifiable Matter.  Any Indemnity Claims made with respect to an Indemnifiable Matter after the applicable Claims Period for such Indemnifiable Matter shall be barred, and the Indemnitors and the Joining Parties shall have no liability with respect thereto.

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(b)If a Parent Indemnified Party wishes to bring an Indemnity Claim hereunder, the Parent Indemnified Party shall give prompt written notice (a “Claim Notice”) thereof to the Securityholders’ Representative; provided, that the failure to so notify the Securityholders’ Representative promptly shall not relieve the Indemnitors or the Joining Parties of their obligations under this Article X with respect to the Indemnity Claim asserted in the Claim Notice, except to the extent prejudiced by such failure or delay. The Claim Notice shall specify the Indemnifiable Matter that is the basis for the Indemnity Claim (including, if applicable, the specific representation, warranty, covenant or certification claimed to be breached), the Losses incurred by, or reasonably anticipated to be incurred by, the Parent Indemnified Party on account thereof and the facts and circumstances giving rise to such Indemnity Claim, set forth in reasonable detail. The Claim Notice may be updated and amended from time to time prior to the resolution of the Indemnity Claim set forth therein by the Parent Indemnified Party by delivering an updated or amended Claim Notice to the Securityholders’ Representative, so long as the delivery of the original Claim Notice is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claim Notice.  If an objection has been timely made by the Securityholders’ Representative under Section 10.3(c) with respect to a Claim Notice which Claim Notice is subsequently updated or amended, the Securityholders’ Representative will be deemed to have objected to such updated or amended Claim Notice unless otherwise agreed by the Securityholders’ Representative in writing.  If the Securityholders’ Representative did not so object to the original Claim Notice, the provisions of Section 10.3(c) (including the Securityholders’ Representative right to object to the updated or amended Claim Notice) shall apply to the updated or amended Claim Notice, mutatis mutandis.  The Parent Indemnified Party shall include with each Claim Notice the documentation and other information within its possession and control supporting the matters asserted in the Claim Notice or any amendment or update thereto, and such additional materials in its possession and control that form the basis for such claims as reasonably requested by the Securityholders’ Representative, it being understood and agreed that the Parent Indemnified Party shall have no obligation to provide any materials subject to attorney-client privilege or that constitute attorney work product absent a customary joint defense agreement or similar arrangement that is reasonably acceptable to the Parent Indemnified Party and the Securityholders’ Representative.

(c)Unless the Securityholders’ Representative objects to the Indemnity Claim in a writing delivered to the Parent Indemnified Party or Parent within thirty (30) days after receipt of a Claim Notice (which written notice will describe in reasonable detail the basis for objecting to the Indemnity Claim, including the amount of the Losses disputed or reasonably anticipated to be disputed), the Parent Indemnified Party shall, subject to the other terms of this Article X, be entitled to receive in respect of the Indemnity Claim set forth in such Claim Notice the amount of Losses that are specified in such Claim Notice (or if only a portion of such Losses are disputed, such portion of Losses that are undisputed).  Any disputed Indemnity Claims shall be resolved either (i) in a written agreement signed by the relevant Parent Indemnified Party and the Securityholders’ Representative or (ii) by the final, non-appealable decision of a court resolving such disputed Indemnity Claim in accordance with Section 13.7.

10.4Third Party Claims.  In the event of the assertion or commencement by any third party of any claim, litigation, action, suit, arbitration or other similar proceeding with respect to which any Indemnitor or Joining Party may become obligated to indemnify a Parent Indemnified Party pursuant to this Article X (a “Third Party Claim”), Parent shall assume the defense or

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handling of such Third Party Claim and shall defend against such Third Party Claim in good faith.  The Securityholders’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents by the Securityholders’ Representative does not adversely affect any privilege relating to the applicable Parent Indemnified Party and Parent shall provide the Securityholders’ Representative the opportunity to consult with and participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim, all at the sole expense of the Indemnitors or the Joining Parties, as the case may be.  No Parent Indemnified Party shall have any right to be indemnified for any such Third Party Claim that is settled or compromised without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Securityholders’ Representative shall have objected within thirty (30) days after written request for such consent by Parent.

10.5Payment of Indemnifiable Losses.

(a)All Losses for which the Parent Indemnified Parties are entitled to be indemnified for under Section 10.2(a) shall be recovered (subject to the Escrow Cap, the Minimum Threshold and the Retention Basket, and any other applicable limitations set forth in this Article X): (i) first, from the Indemnification Escrow Funds; and (ii) second, when there are no longer Indemnification Escrow Funds held by the Escrow Agent, from the R&W Insurance Policy.

(b)All Losses for which the Parent Indemnified Parties are entitled to be indemnified for under Section 10.2(b)(i), Section 10.2(b)(iii) and Section 10.2(b)(v), or with respect to any Carveout Matter that may be covered by the R&W Insurance Policy, shall be recovered (without regard to the Escrow Cap, the Minimum Threshold and the Retention Basket, but subject, with respect to each Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party), to such Indemnitor’s Individual Aggregate Cap, and any other applicable limitations set forth in this Article X): (i) first, from the Indemnification Escrow Funds; (ii) second, from the R&W Insurance Policy (up to its limits if such matter is covered by the R&W Insurance Policy); and (iii) third, to the extent such Losses exceed the limits of, or are not otherwise covered by, the R&W Insurance Policy, at Parent’s sole option, directly from the Joining Parties in accordance with their Joining Party Pro Rata Shares or by way of set-off pursuant to Section 10.8 or any combination of the foregoing.

(c)All Losses for which the Parent Indemnified Parties are entitled to be indemnified for under Section 10.2(b) (other than Section 10.2(b)(i), Section 10.2(b)(iii), Section 10.2(b)(v) and Section 10.2(b)(viii), and with respect to any Carveout Matter that may be covered by the R&W Insurance Policy) shall be recovered (without regard to the Escrow Cap, the Minimum Threshold and the Retention Basket, but subject, with respect to each Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party), to such Indemnitor’s Individual Aggregate Cap, and any other applicable limitations set forth in this Article X): (i) first, from the Indemnification Escrow Funds and (ii) second, when there are no longer Indemnification Escrow Funds held by the Escrow Agent, at Parent’s sole option, directly from the Joining Parties in accordance with their Joining Party Pro Rata Shares or by way of set-off pursuant to Section 10.8 or any combination of the foregoing.

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(d)All Losses for which the Parent Indemnified Parties are entitled to be indemnified for under Section 10.2(b)(viii) shall be recovered (without regard to the Escrow Cap, the Minimum Threshold and the Retention Basket, but subject, with respect to each Indemnitor (including, for the avoidance of doubt, in such Indemnitor’s capacity as a Joining Party), to such Indemnitor’s Individual Aggregate Cap, and any other applicable limitations set forth in this Article X): (i) first, at Parent’s sole option, from the Indemnification Escrow Funds or by way of set-off pursuant to Section 10.8 or any combination of the foregoing and (ii) second, when there are no longer Indemnification Escrow Funds held by the Escrow Agent and the right of set-off is no longer available, directly from the Joining Parties in accordance with their Joining Party Pro Rata Shares.

10.6Release of Indemnification Escrow Funds.

(a)Promptly, and in any event within five (5) Business Days, following the Indemnification Escrow Expiration Date, the then remaining Indemnification Escrow Funds, less any amount of actual or estimated indemnifiable Losses (i) in respect of any resolved Indemnity Claims that have yet to be satisfied or (ii) that may reasonably be expected to be incurred with respect to any then unresolved Indemnity Claims specified in any Claim Notice delivered to the Securityholders’ Representative in accordance with Section 10.3 on or prior to the Indemnification Escrow Expiration Date (“Unresolved Claims”), shall be released by the Escrow Agent and distributed to the Indemnitors in accordance with Section 10.6(c) and the terms of the Escrow Agreement.

(b)In the event that there exist Unresolved Claims as of the Indemnification Escrow Expiration Date, then, as soon as any such Unresolved Claim has been resolved, the Escrow Agent shall promptly, and in any event within five (5) Business Days following the resolution, deliver in accordance with Section 10.6(c) and the terms of the Escrow Agreement, the portion of the Indemnification Escrow Funds, if any, that was retained for purposes of satisfying such claim that was not needed to satisfy such claim.

(c)Delivery of all or any portion of the Indemnification Escrow Funds to the Indemnitors pursuant to this Section 10.6 shall be made by the Escrow Agent based on each Indemnitor’s Pro Rata Share of the amount to be so delivered.  The amount of any Indemnification Escrow Funds to be so delivered to the Indemnitors shall be rounded down to the nearest whole cent.  Any portion of Indemnification Escrow Funds to be so delivered to Indemnitors that is remaining after such rounding shall be distributed by the Escrow Agent to the Indemnitors in an equitable manner, as determined in good faith by the Escrow Agent and taking into account the Indemnitors’ respective Pro Rata Shares.

(d)Parent and the Securityholders’ Representative hereby agree to deliver any written notices or instructions contemplated by the Escrow Agreement or otherwise requested by the Escrow Agent in order to effectuate any delivery or release of all or any portion of Indemnification Escrow Funds to any Parent Indemnified Party or to the Indemnitors, as the case may be, that is to be made in accordance with the terms hereof and of the Escrow Agreement.

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10.7Remedies Exclusive.

(a)Parent and Merger Sub hereby acknowledge and agree that, except as set forth in Section 11.2, prior to the Closing, Parent and Merger Sub shall have no right or remedy to take any action in respect of, and neither the Company nor any Securityholder shall have any liability to Parent or Merger Sub in respect of, any breach by the Company or any Securityholder of any representations or warranties contained herein or in any agreement delivered in connection herewith or any failure to comply with any of the covenants, agreements or conditions contained herein or in any side agreement, except (i) to terminate this Agreement pursuant to Section 11.1, in which event, the Company and the Securityholders shall thereupon have no obligation or liability to Parent or Merger Sub whatsoever hereunder except as otherwise provided in Section 11.2 or (ii) to seek specific performance or injunctive relief pursuant to Section 13.13.

(b)The Company hereby acknowledges and agrees that, except as set forth in Section 11.2, prior to the Closing, neither the Company nor any Securityholder shall have any right or remedy to take any action in respect of, and neither Parent or Merger Sub shall have any liability to the Company or any Securityholder in respect of, any breach by Parent or Merger Sub of any representations or warranties contained herein or in any agreement delivered in connection herewith or any failure to comply with any of the covenants, agreements or conditions contained herein or in any side agreement, except (i) to terminate this Agreement pursuant to Section 11.1, in which event, Parent or Merger Sub shall thereupon have no obligation or liability to the Company or any Securityholder whatsoever hereunder except as otherwise provided in Section 11.2 or (ii) to seek specific performance or injunctive relief pursuant to Section 13.13.

(c)Except for equitable remedies pursuant to Section 13.13 and in the event of Actual Fraud (subject however in any event to equivalent limitations set forth in Section 10.2(f)), from and after the Effective Time, the rights to indemnification under this Article X and the provisions of Section 3.5 shall be the sole and exclusive remedy of the Parent Indemnified Parties for any Losses relating to, resulting from or arising out of this Agreement or the Merger.

10.8Set-Off.  Subject to the following sentence, if the Joining Parties are obligated to indemnify Parent or any other Parent Indemnified Parties for any Indemnity Claim in accordance with Article X or make any payment to Parent pursuant to Section 3.5(e)(i), Parent may set-off the amount of Losses of such Indemnity Claim or the amount of such payment due pursuant to Section 3.5(e)(i) against any amounts payable by the Company or Parent or any other Parent Indemnified Party to SupplyPike under the License or any other agreement contemplated hereunder, as the same becomes due, in an amount not to exceed $3,000,000.  If Parent intends to set-off any amount for any Indemnity Claim hereunder, Parent shall provide prior written notice to Securityholders’ Representative of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”).  If, within ten (10) days of its receipt of a Set-Off Notice, the Securityholders’ Representative provides Parent with written notice of the Securityholders’ Representative’s dispute with the Parent’s right to make such set-off, Parent and the Securityholders’ Representative shall negotiate in good faith to attempt to resolve their dispute for a period of ten (10) days.  If such dispute remains unresolved despite such good faith negotiations, Parent may withhold the amount contemplated by the Set-Off Notice until the matter is resolved.  If it is finally determined that the Parent’s claim is valid, then Parent may effect the set-off contemplated by the Set-Off Notice.  If it is finally determined that Parent’s claim is not valid, then

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Parent shall promptly pay to Securityholders’ Representative the amount withheld pursuant to the Set-Off Notice.  Parent may effect the set-off with respect to any payment due pursuant to Section 3.5(e)(i) by delivering written notice to Securityholders’ Representative of such set-off.  For purposes of this Section 10.8, “finally determined” means that the validity and amount of such Indemnity Claim has either been (i) agreed to in a written agreement signed by the relevant Parent Indemnified Party and the Securityholders’ Representative or (ii) determined by the final, non-appealable decision of a court resolving such disputed Indemnity Claim in accordance with Section 13.7.

10.9Treatment of Indemnity Payments.  All payments made pursuant to this Article X shall be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

Article XI
TERMINATION

11.1Termination.  This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)by the mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company;

(b)by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction or other action shall have become final and non-appealable;

(c)by either the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if the consummation of the Merger shall not have occurred on or before January 31, 2019 (the “Termination Date”); provided, however, that (A) the right to terminate this Agreement under this Section 11.1(c) shall not be available to any party whose failure (or, in the case of Parent, Merger Sub’s failure) to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before the Termination Date and (B) the parties may mutually agree to extend the Termination Date if the failure to consummate the Merger is due to regulatory or antitrust issues;

(d)by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent if there occurs a breach of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to Parent, would cause any of the closing conditions set forth in Sections 9.1 or 9.3 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to Parent;

(e)by Parent or Merger Sub, if neither Parent nor Merger Sub is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a breach of any representation, warranty or covenant of the Company contained in this Agreement, and

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which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to the Company, would cause any of the closing conditions set forth in Sections 9.1 or 9.2 to not be satisfied, and which breach has continued without cure for a period of thirty (30) days following delivery of such written notice to the Company; or

(f)by Parent if written consents adopting this Agreement and approving the Merger by the Required Shareholder Vote shall not have been delivered to the Company, with a copy thereof delivered to Parent, within forty-eight (48) hours after the execution and delivery of this Agreement; provided, that if such written consents are provided prior to Parent terminating this Agreement, Parent’s termination right under this clause (f) will be terminated and have no further force and effect.

11.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers, employees, partners, managers, members, shareholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the agreements contained in Section 8.4, this Article XI and Article XIII shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party hereto from liability resulting from any willful breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination, or any intentional fraud of such party.

Article XII
SECURITYHOLDERS’ REPRESENTATIVE

12.1Appointment.  By virtue of the approval of the Merger and this Agreement by the Required Shareholder Vote and without any further action of any other Securityholders or the Company, Fortis Advisors LLC, a Delaware limited liability company, is hereby appointed as the Securityholders’ Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Representative engagement agreement and any other agreement entered into or document delivered by the Securityholders’ Representative in connection with the Contemplated Transactions that provide for actions to be taken by the Securityholders’ Representative (collectively, the “SR Agreements”).  The Securityholders’ Representative shall have full power and authority to take all actions under the SR Agreements on behalf on the Securityholders or any Securityholder.  The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under any SR Agreement, including giving and receiving any notice or instruction permitted or required under any SR Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of any SR Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with the SR Agreements, defending all Indemnity Claims, consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent, the Surviving Corporation and their respective agents regarding such claims, dealing with Parent and the Surviving Corporation under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

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12.2Authorization.  Without limiting the foregoing and in furtherance thereof, the Securityholders’ Representative is hereby authorized to:

(a)receive all notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under any SR Agreement;

(b)engage counsel, accountants and other advisors, and incur other expenses in connection with the SR Agreements and the Contemplated Transactions, as the Securityholders’ Representative may in its sole discretion deem necessary or appropriate; and

(c)take such action as the Securityholders’ Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (ii) taking such other action as the Securityholders’ Representative is authorized to take under any SR Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Securityholders’ Representative, required under any SR Agreement; and (iv) taking all such actions as may be necessary to carry out the responsibilities of the Securityholders’ Representative contemplated by any SR Agreement, including the defense and/or settlement of any Indemnity Claim and any waiver of any obligation of Parent, Merger Sub or the Surviving Corporation.  Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided in its engagement letter entered into in connection with the Contemplated Transactions, herein and in the other SR Agreements.

12.3Agency.  The Securityholders’ Representative shall have no liability to the Securityholders with respect to any action taken, decision made or instruction given by the Securityholders’ Representative in connection with the SR Agreements to the extent that any such actions, decisions or instructions have been finally determined by a court of competent jurisdiction to result from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct.  All action of the Securityholders’ Representative in accordance with the SR Agreements shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all Securityholders and their successors as if expressly confirmed and ratified in writing by such Securityholders.

12.4Indemnification of Securityholders’ Representative; Limitations of Liability.  Certain Securityholders have entered into an engagement agreement with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under the SR Agreements (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders’ Representative Group (as defined below) shall be indemnified and defended by the Securityholders for and shall be held harmless against any Loss, claim, damages, fees, costs, liability or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement incurred by the Securityholders’ Representative Group (as defined below), in each case, relating to the Securityholders’ Representative’s conduct as Securityholders’ Representative under any SR Agreement, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Securityholders’

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Representative’s fraud, gross negligence or willful misconduct in connection with its performance under this Agreement or any SR Agreement.  This indemnification shall survive the termination of this Agreement.  The Securityholders’ Representative shall have the right to cause the satisfaction of some or all of such indemnification obligations using, first, any then available proceeds contained in the Securityholders’ Representative Expense Fund, second, from any distribution of Escrow Funds otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders, severally and not jointly, on a pro rata basis based on the amount actually received by each such Securityholder of the Merger Consideration. The Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to any SR Agreement or the Contemplated Transactions.  Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The Securityholders’ Representative may, in all questions arising under this Agreement or any SR Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholders’ Representative in accordance with such advice, and the Securityholders’ Representative shall not be liable to the Securityholders or any other Person in connection therewith.  In no event shall the Securityholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.  Neither the Securityholders’ Representative, any member of the Advisory Group nor any of its or their respective members, managers, directors, officers, contractors, agents and employees (collectively, the “Securityholders’ Representative Group”), shall be liable to any Securityholder for any action taken or omitted by the Securityholders’ Representative under any SR Agreement, or in connection therewith, except that the Securityholders’ Representative shall not be relieved of any liability imposed by law for fraud, gross negligence or willful misconduct.

12.5Access to Information.  The Securityholders’ Representative shall be given access by Parent to all information of and concerning any Indemnity Claim and which is in the possession, custody or control of Parent or the Surviving Corporation and the reasonable assistance of Parent’s and the Surviving Corporation’s officers and employees for purposes of performing the Securityholders’ Representative’s duties under this Agreement and exercising its rights under this Agreement, including for the purpose of evaluating any Indemnity Claim by any Parent Indemnified Party; provided, however, that the Securityholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement or any SR Agreement, disclose any nonpublic information from or concerning any Indemnity Claim to anyone (except to the Securityholders’ Representative’s attorneys, accountants or other advisers, to Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).

12.6Reasonable Reliance.

(a)In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (a) rely upon any signature, document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholders or any party

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hereunder, (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so and (c) rely upon the Consideration Spreadsheet.

(b)Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Representative with respect to any matter within the Securityholders’ Representative’s authorization under this Article XII or under any SR Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Securityholders and shall be final, binding and conclusive upon each such Securityholder; and Parent, each Parent Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Securityholder. Parent, each Parent Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholders’ Representative.

12.7Orders.  The Securityholders’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction with respect to the Escrow Funds.  If any portion of the Escrow Funds is disbursed to the Securityholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Securityholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Securityholders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Securityholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

12.8Removal of Securityholders’ Representative; Authority of Securityholders’ Representative.  Indemnitors representing a majority of the Pro Rata Shares of the Indemnitors shall have the right at any time to remove or replace the then-acting Securityholders’ Representative and to appoint a successor Securityholders’ Representative; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to Parent of executed counterparts of a writing signed by such majority in interest of the Indemnitors with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative. Each

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successor Securityholders’ Representative or Advisory Group member shall have all of the power, authority, immunities, indemnities, rights and privileges conferred by any SR Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include any interim or successor Securityholders’ Representative.  The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the other SR Agreements.

12.9Expenses of the Securityholders’ Representative.  The Securityholders’ Representative Expense Fund shall be used to reimburse the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securityholders’ Representative in performing all of its duties and obligations under this Agreement and the other SR Agreements.

12.10Irrevocable Appointment.  The appointment of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (a) are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (b) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. Any action taken by the Securityholders’ Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement.

Article XIII
GENERAL PROVISIONS

13.1Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by electronic mail before 5:00 p.m. (recipient’s time), on the date so sent; (c) if sent by electronic mail on a day other than a Business Day, or if sent by electronic mail after 5:00 p.m. (recipient’s time) on a Business Day, on the Business Day following the date on which so sent; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two (2) Business Days after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto), provided, that notices to the Securityholders’ Representative shall be delivered solely by facsimile or electronic mail:

If to the Company (prior to the Closing), to:

CaseStack, Inc.
3739 N Steele Blvd #120

Fayetteville, AR 72703
Attention:  Chief Executive Officer
Email: dsanker@casestack.com; disaksen@casestack.com; pling@casestack.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:  Bradley C. Weber; John F. Maselli
Facsimile:  (858) 726-7516
Email:  bweber@goodwinlaw.com; jmaselli@goodwinlaw.com

If to Parent, Merger Sub or the Surviving Corporation, to:

Hub Group, Inc.
2000 Clearwater Drive

Oak Brook, IL 60523
Attention:  Chief Executive Officer
Email:  DYeager@hubgroup.com

with a copy (which shall not constitute notice) to:

Hub Group, Inc.
2000 Clearwater Drive

Oak Brook, IL 60523
Attention:  General Counsel
Email:  dbeck@hubgroup.com and legal@hubgroup.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive

Chicago, IL 60601
Attention:  Patrick O. Doyle and Nicholas J. Golem
Email: PDoyle@winston.com and NGolem@winston.com

If to the Securityholders’ Representative, to:

Fortis Advisors LLC

Attention:  Notice Department

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention:  Bradley C. Weber; John F. Maselli
Facsimile:  (858) 726-7516
Email:  bweber@goodwinlaw.com; jmaselli@goodwinlaw.com

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13.2Disclosure Schedules.  Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, Merger Sub, the Company, the Surviving Corporation, the Indemnitors, the Joining Parties or the Securityholders’ Representative on behalf of the Securityholders, as applicable.  The schedule number headings in the Disclosure Schedules correspond to the section numbers in this Agreement and any information disclosed in any schedule of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other schedule of the Disclosure Schedules where the relevance of such disclosure is reasonably apparent on the face of such disclosure.  The information contained in the Disclosure Schedules is solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement.

13.3Assignment.  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of (a) Parent, in the case of the Company (prior to the Closing) or the Securityholders’ Representative (except as expressly set forth herein) or (b) in the case of Parent, Merger Sub or the Surviving Corporation, the Company (prior to the Closing) and the Securityholders’ Representative (following the Closing); provided that Parent shall be entitled to assign, upon prior written notice to the Company (prior to the Closing) and the Securityholders’ Representative (following the Closing), its rights and obligations under this Agreement (i) to one or more Affiliates of Parent or (ii) for collateral security purposes to any lender providing financing to Parent, it being agreed that if Parent makes any such assignment (whether pursuant to clause (i) or (ii)), Parent shall remain fully liable under this Agreement.

13.4Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid, illegal or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

13.5Interpretation.  When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning.  The word “or” when used in this Agreement will be interpreted to mean “and/or”.  The words “contract” or “agreement” or “commitment” when used in this Agreement will be interpreted to mean, with respect to any Person, all contracts, agreements, binding

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arrangements, commitments, bonds, notes, indentures, mortgages, debt instruments, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which such Person is currently a party or which are currently binding upon such Person or any of its assets.  Unless the context otherwise clearly indicates, the words “proceeding,” “action” and “claim” when used in this Agreement will be interpreted to mean any claim, charge, complaint, demand, action, suit, litigation, arbitration, proceeding, audit, examination, hearing or investigation by or before or involving any Governmental Body.  The word “liability” when used in this Agreement will be interpreted to mean any liabilities, obligations or commitments of any nature (whether known, unknown, accrued, unaccrued, liquidated, unliquidated, absolute, contingent or otherwise and whether matured or unmatured).  The word “law” when used in this Agreement will be interpreted to mean any federal, state, local, foreign, international, multinational or other law (including common law), statute, regulation, rule, ordinance, code, constitution, treaty, order, requirement or other binding action of a Governmental Body.  The word “order” when used in this Agreement will be interpreted to mean any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Body.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes; provided, however that in order to be properly disclosed to Parent in the Disclosure Schedules, any amendment, supplement, restatement, waiver, consent or other modification to any agreement or instrument must be specifically listed in the Disclosure Schedules.  Each reference in this Agreement to any Person shall include a reference to such Person’s predecessors, successors, permitted assigns, heirs, estates and executors.  The use of the phrase “made available to Parent” or “provided to Parent” or other similar phrases in Article V, with respect to any contract, instrument or other document, shall mean such entire contract, instrument or other document was made available to Parent and its representatives for viewing in the data room established by the Company for purposes of the Contemplated Transactions at least two (2) Business Days’ prior to the date hereof and through the date hereof.

13.6Fees and Expenses.  Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Parent (on behalf of Parent and Merger Sub), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the Contemplated Transactions.

13.7Choice of Law/Consent to Jurisdiction; JURY TRIAL WAIVER.  All disputes, claims or controversies arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to its rules of conflict of laws, except with respect to any matter set forth herein that would require the application of the CCC to be validly determined thereunder, including

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with respect to the Merger and the approval thereof by (and other corporate matters relating to the internal affairs of) the Company, which shall be governed by and construed in accordance with the CCC.  Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state and federal courts located in the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Notwithstanding any of the foregoing, any and all disputes relating to the matters set forth in Section 3.5 or Article X shall be resolved in accordance with the procedures set forth in Section 3.5 or Article X, respectively, if different procedures are set forth therein.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES HERETO DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

13.8Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of the Company and Merger Sub; provided, however, that after the execution of the Shareholder Written Consent, no amendment shall be made that by law requires further approval by the Shareholders without obtaining such requisite approval under the CCC; provided, further, that no amendment may be made to this Agreement after the Closing without the prior written consent of the Securityholders’ Representative.

13.9Extension; Waiver.  At any time prior to the Effective Time, the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), and at any time after the Effective Time, the Securityholders’ Representative (in the case of Parent or the Surviving Corporation) or Parent (in the case of the Securityholders’ Representative), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

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13.10No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

13.11Conflicts and Privilege.  It is acknowledged by each of the parties hereto that each of the Securityholders’ Representative and SupplyPike has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with the Contemplated Transactions.  Parent and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Parent or any of its Subsidiaries, on the one hand, and the Securityholders’ Representative or any of the Securityholders or SupplyPike, on the other hand, Goodwin may represent the Securityholders’ Representative, Securityholders and/or SupplyPike in such dispute even though the interests of the Securityholders’ Representative, Securityholders and/or SupplyPike may be directly adverse to Parent or any of its Subsidiaries, and even though Goodwin may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries.  Parent and Merger Sub further agree that, as to all communications between or among Goodwin, on the one hand, and the Company, the Securityholders’ Representative, any Securityholder and/or SupplyPike, on the other hand, that relate in any way to the Contemplated Transactions or a similar transaction prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to the Securityholders’ Representative and the Securityholders, or with respect to matters under the SupplyPike Agreements, SupplyPike, and may be controlled by the Securityholders’ Representative and Securityholders, or with respect to matters under the SupplyPike Agreements, SupplyPike, and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its Subsidiaries, on the one hand, and a third party other than the Securityholders’ Representative, a Securityholder or SupplyPike, on the other hand, Parent, the Surviving Corporation or any of its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent, the Surviving Corporation or its Subsidiaries may waive such privilege without the prior written consent of the Securityholders’ Representative, or with respect to matters under the SupplyPike Agreements, SupplyPike.

13.12Mutual Drafting.  The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

13.13Specific Performance.  The parties hereto acknowledge and agree that the failure of any party hereto to perform its agreements and covenants hereunder, including such party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, subject to Section 10.7, each party hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the

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granting by any court of the remedy of specific performance of such party’s obligations hereunder.  Each party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 13.13.  Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  If prior to the Termination Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action if the court orders such an extension.

13.14Entire Agreement; Binding Effect.  This Agreement, together with the Schedules (including the Disclosure Schedules) and Exhibits hereto, and the other Transaction Documents and any other document executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement.  This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder, and may be executed and transmitted by facsimile, pdf or other form of electronic transmission in two (2) or more counterparts, which together shall constitute a single agreement.  Section 8.7 and Article X concerning indemnification are intended to be for the benefit of the D&O Indemnified Parties and Parent Indemnified Parties described therein and the covenants contained therein may be enforced by such D&O Indemnified Parties and Parent Indemnified Parties, respectively.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	CASESTACK, INC.

	By:	/s/ Dan Sanker
Name: Dan Sanker
Title: President

SECURITYHOLDERS’
REPRESENTATIVE:		FORTIS ADVISORS LLC,
solely as the Securityholders’ Representative

	By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

PARENT:		HUB GROUP, INC.

	By:	/s/ David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer

MERGER SUB:		CASCADE MERGER SUB, INC.

	By:	/s/ Douglas G. Beck
Name: Douglas G. Beck
Title: Secretary

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